   As filed with the Securities and Exchange Commission on September 24, 1998.

                                                     Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                            THE PATHWAYS GROUP, INC.
                 (Name of Small Business Issuer in Its Charter)


          Delaware                         7371                   91-1617556
------------------------------   -------------------------   -------------------
(State or Jurisdiction of            (Primary Standard         (IRS Employer
Incorporation or Organization)   Industrial Classification   Identification No.)
                                       Code Number)


      14201 N.E. 200th Street                 1221 North Dutton Avenue
   Woodinville, Washington 98072            Santa Rosa, California 95401
           (425) 483-3411                         (707) 546-3010
 --------------------------------    ------------------------------------------
 (Address and Telephone Number of    (Address of Principal Place of Business or
   Principal Executive Offices)         Intended Principal Place of Business)



                               Carey F. Daly, II
                     President and Chief Executive Officer
                            The Pathways Group, Inc.
                            1221 North Dutton Avenue
                          Santa Rosa, California 95401
                                 (707) 546-3010
                     -------------------------------------
                          (Name, Address and Telephone
                          Number of Agent for Service)


                                   ----------

                                   Copies to:

                             Steven R. Berger, Esq.
                                Christy & Viener
                                620 Fifth Avenue
                            New York, New York 10020
                                 (212) 632-5500

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________________________

         If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________________________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / _______________________________________

                                   ----------

                         CALCULATION OF REGISTRATION FEE


Title of Each Class Of                    Amount        Proposed Maximum       Proposed Maximum
  Securities To Be                        To Be          Offering Price       Aggregate Offering         Amount of
    Registered                          Registered         Per Unit(1)              Price             Registration Fee
-------------------------------         ----------      ----------------      ------------------      ----------------
  Common Stock, par value $0.01           654,508            $14.00               $9,163,112               $2,703


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the last reported trade as published by the NASD OTC Bulletin Board on September 21, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

                            THE PATHWAYS GROUP, INC.

                              Cross Reference Sheet


Item Number and Caption                           Location or Heading in Prospectus
--------------------------------------------      --------------------------------------------
 1.  Front of Registration Statement              Front of Registration Statement
       and Outside Front Cover of Prospectus        and Outside Front Cover Page of Prospectus

 2.  Inside Front and Outside Back                Inside Front and Outside Back
       Cover Pages of Prospectus                    Cover Pages of Prospectus

 3.  Summary Information and Risk Factors         Summary Information and Risk Factors

 4.  Use of Proceeds                              Use of Proceeds

 5.  Determination of Offering Price              *

 6.  Dilution                                     *

 7.  Selling Securityholders                      The Selling Stockholders

 8.  Plan of Distribution                         Plan of Distribution

 9.  Legal Proceedings                            Business

10.  Directors, Executive Officers,               Management
       Promoters and Control Persons

11.  Security Ownership of Certain                Security Ownership of Certain
       Beneficial Owners and Management             Beneficial Owners and Management

12.  Description of Securities                    Description of Securities

13.  Interest of Named Experts and Counsel        *

14.  Disclosure of Commission                     Indemnification
       Position on Indemnification for
       Securities Act Liabilities

15.  Organization Within Last Five                Certain Relationships and
       Years                                          Related Transactions

16.  Description of Business                      Business

17.  Management's Discussion and                  Management's Discussion and
      Analysis or Plan of Operation                 Analysis or Plan of Operation

18.  Description of Property                      Business

19.  Certain Relationships and                    Certain Relationships and
      Related Transactions                          Related Transactions

20.  Market for Common Equity and                 Market Price of and Dividends on the
       Related Security Holder Matters              Company's Common Equity

21.  Executive Compensation                       Executive Compensation

22.  Financial Statements                         Financial Statements

23.  Changes in and Disagreements                 *
      with Accountants on Accounting
      and Financial Disclosure


----------

* Omitted from Prospectus because item is inapplicable or answer is in the negative.

                                                     Registration No. 333-
PROSPECTUS

                            THE PATHWAYS GROUP, INC.

                         654,508 Shares of Common Stock

          This Prospectus relates to up to 654,508 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of The Pathways Group, Inc. (together with its subsidiaries, unless the context otherwise requires, the "Company" or "Pathways") to be sold from time to time by the holders thereof (the "Selling Stockholders") on the NASDAQ over-the-counter Bulletin Board (or if the Common Stock is accepted for listing on the NASDAQ SmallCap Market, on the SmallCap Market ("NASDAQ")) or otherwise at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable. The Shares were offered and sold to the Selling Stockholders pursuant to private offerings in which the Shares were not registered with the Securities and Exchange Commission. The Shares are being offered solely for the account of the Selling Stockholders and the Company will receive no part of the proceeds of this Offering. See "The Selling Stockholders", "Use of Proceeds" and "Plan of Distribution".

          The Company's Common Stock is traded in the over-the-counter market under the symbol PTHW. On September 21, 1998 the last reported bid price per share for the Common Stock as reported on NASDAQ Bulletin Board was $14.00.

          THE COMPANY'S SECURITIES ARE SPECULATIVE IN THAT THEY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" FOR A DISCUSSION OF MATTERS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THESE SECURITIES.

                                  Underwriting
                                  discounts and         Proceeds to issuer
              Price to Public      commissions          or other persons(3)
              ---------------     -------------         -------------------
Per Share      $      (1)               0                    $        (1,2)
              ---------------     -------------         -------------------
Total          $      (1)               0                    $        (1,2)
              ---------------     -------------         -------------------
              ---------------     -------------         -------------------


----------

1 Estimated, based upon the last reported sale price of the Company's Common Stock on September , 1998.

2 The Company will receive no part of the proceeds of this Offering. All proceeds will go to the Selling Stockholders, and the amount set forth above assumes that all Shares registered pursuant to this Registration Statement are sold.

3 The estimated expenses of the Company in connection with this Registration Statement, of which this Prospectus constitutes a part, are $_________.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS, NOR HAS THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                     The date of this Prospectus is , 1998.

          THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING OR SOLICITATION WITH RESPECT TO THESE SECURITIES BY THE COMPANY TO ANY PERSON WHO MAY BE CONSIDERED TO BE AN UNDERWRITER OR TO ANY PERSON IN ANY STATE IN WHICH SAID OFFERING OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF OR IN WHICH THE PERSON MAKING SAID OFFERING OR SOLICITATION IS NOT QUALIFIED TO ACT AS DEALER OR BROKER OR OTHERWISE TO MAKE SUCH OFFERING OR SOLICITATION.

          THE COMPANY HAS UNDERTAKEN TO FILE POST-EFFECTIVE AMENDMENTS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART AND TO REFLECT THEREIN ANY FACTS OR EVENTS ARISING AFTER THE DATE HEREOF WHICH REPRESENT A FUNDAMENTAL OR MATERIAL CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN SAID REGISTRATION STATEMENT. SEE "UNDERTAKINGS". ANY SUCH AMENDMENTS WHICH RELATE TO THIS PROSPECTUS WILL BE DISSEMINATED TO SELLING STOCKHOLDERS OF THE COMPANY AFTER THE REQUIRED FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION HAVE BEEN MADE AND BECOME EFFECTIVE.

                              AVAILABLE INFORMATION


          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional office at Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Company maintains a website at http://www.pathwaysgroup.com.

          The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be sent to Edward L. Mueller, General Counsel and Secretary to the Company, at 1221 North Dutton Avenue, Santa Rosa, California 95401.

          IN CONNECTION WITH THIS OFFERING, CERTAIN SELLING STOCKHOLDERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION".

          Until , 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               SUMMARY INFORMATION

          The following summary is qualified in its entirety by the detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

The Company

          The Pathways Group, Inc. and its subsidiaries ("Pathways" or the "Company") designs, markets and services custom smart card applications. The Company develops unique solutions for creating and processing data and ensuring secure electronic transactions by utilizing proprietary hardware and application software systems. Pathways technology establishes electronic commerce in closed system environments. A key element of the Company's business plan is the processing of transactions associated with its current and prospective smart card installations. The Company also manufactures and markets automated ticketing kiosks that the Company anticipates will be integrated with its smart card applications.

          The Company was organized in 1993 as a Washington corporation whose operations are the successor to Pathways International, Ltd., which was incorporated in Washington in June 1988. In May 1997 the Company reincorporated in Delaware. The Company's executive offices are located at 14201 NE 200th Street, Woodinville, Washington 98072 and its telephone number is (425) 483-3411. A primary processing center opened in September 1997, located at 1221 North Dutton Avenue, Santa Rosa, California 95404, and its telephone number is
(707) 546-3010.

The Selling Stockholders

          This Prospectus relates to the registration of the resale of 654,508 shares of the Company's Common Stock, beneficially owned by certain of the Company's stockholders. These shares were issued in private placement transactions and had not previously been registered with the Securities and Exchange Commission. See "The Selling Stockholders" and "Plan of Distribution".


                                  RISK FACTORS

          The Shares offered hereby are speculative and involve a high degree of risk. An investment in the Shares is suitable only for persons who can afford to sustain the loss of their entire investment. Prospective investors should carefully consider the following factors in addition to those described elsewhere in this Prospectus before making an investment decision.

          Limited Operating History. The Company was organized under the laws of the State of Washington in November 1993, reincorporated in Delaware in May 1997, and has only had a limited operating history. It is the successor to Pathways International, Ltd., incorporated in June 1988. Since inception, the Company has been engaged principally in research and development of its products and in organizational activities, including developing a business plan, hiring personnel and developing and enhancing its proprietary smart card technology and software and developing pilot programs for its products. Therefore, the Company has a limited operating history upon which an evaluation of its prospects can be made. The Company's prospects must be considered in light of the risks, uncertainties, expenses, delays and difficulties associated with the establishment of a new business in the rapidly evolving smart card industry, as well as those risks encountered in the shift from development to commercialization of new products based on innovative technologies. See "Business".

          Limited Revenues; Significant and Continuing Losses; Accumulated Deficit. Through June 30, 1998, Pathways recorded cumulative total revenues of approximately $353,000 related to its smart card operations, including the delivery and installation of approximately 57,000 smart and affinity cards and approximately 120 smart card terminals. The Company has generated limited revenues to date and any material increase in its revenues is dependent upon commercial acceptance of its products. The Company has incurred significant losses in each period since its inception resulting in an accumulated deficit at June 30, 1998, of $(15,894,352). Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with both the development of its business and the commercialization of its smart card systems (including, without limitation, salaries of executive, technical, marketing and other personnel), the Company anticipates that it will continue to incur significant and increasing losses for the foreseeable future until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations. There can be no assurance that the Company's smart card systems will gain market acceptance, or that the Company will be able to successfully implement its business strategy, generate meaningful revenues or achieve profitable operations. See "Business" and the Company's financial statements included herein.

          Developing Marketplace; Uncertainty of Market Acceptance. The smart card industry in the United States is an emerging business. The success of the smart card industry depends, in large part, on the ability of market participants, including the Company, to convince governmental authorities, commercial enterprises and other potential system sponsors to adopt a smart card system in lieu of existing or alternative systems such as magnetic stripe card and paper-based systems, thereby changing the way certain transaction and information processing tasks are accomplished. In addition, due to the large capital and infrastructure investment made by debit and credit card issuers and significantly lower costs associated with the use of magnetic stripe cards, there can be no assurance that the Company's smart card technology will prove to be economically viable for a sufficient number of sponsors, and many potential system sponsors may be reluctant to convert to smart card technology in the near future. Accordingly, there can be no assurance that there will be significant market opportunities for smart card systems in the United States or that the acceptance of smart card-based systems in other countries will be sustained. As such, demand for and market acceptance of the Company's smart card systems are subject to a high level of uncertainty.

          Competition. The smart card industry in the United States is an emerging business characterized by an increasing and substantial number of new market entrants that have introduced or are developing an array of new products and services relating to electronic transactions and information processing. Each of these entrants is or may be seeking to position its products and services as the preferred method of effectuating highly individualized, easy-to-use electronic transaction and information processing. This market is therefore characterized by intense competition. Specifically, the Company competes with numerous well-established companies, including Bull, Card Europe, GemPlus, Innovatron, Philips Electronics, Aladdin Systems, MONDEX, MasterCard, Motorola, Schlumberger, Siemens, DigiCash, AT&T Card and Visa, which design, manufacture and/or market smart card systems. While the Company believes that its products are able to compete on the basis of enhanced security, flexibility, salability, cost-effectiveness and quality, the Company's smart card systems incorporate new concepts and may be unsuccessful even if they are superior to those of its competitors. In addition, certain companies may be developing technologies or products of which the Company is unaware which may be functionally similar or superior to those developed by the Company. Most of the Company's competitors and potential competitors possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations relating to the design, development, manufacture, marketing and service of smart card systems. As the market for smart card systems grows, new competitors are likely to emerge. Additional competition could adversely affect the Company's operations. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's systems obsolete or less marketable or that the Company will be able to successfully enhance its products or develop new products when necessary. See "Business Competition".

          Uncertainty of Business Plan. The success of the Company's business plan will be largely dependent upon market acceptance of smart cards generally, as well as on the Company's ability to successfully market its smart card systems by persuading potential system sponsors of the perceived benefits of its products and to develop and commercialize further applications of its proprietary technology. In addition, the Company's business plan and prospects will be dependent upon, among other things, the Company's ability to enter into strategic marketing and licensing or other arrangements on a timely basis and on favorable terms; establish satisfactory arrangements with sales representatives and marketing consultants; hire and retain skilled management as well as financial, technical, marketing and other personnel; successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls); and obtain adequate financing when and as needed. The Company has limited experience in developing new products based on innovative technology, and there is limited information available concerning the performance of the Company's technologies or market acceptance of the Company's products. There can be no assurance that the Company will be successful in implementing its business plan or that unanticipated expenses or problems or technical difficulties will not occur which would result in material delays in its implementation. Moreover, there can be no assurance that the Company will have sufficient capacity to satisfy any increased demand for its smart card products and technologies resulting from the Company's implementation of its plan of operation. See "Business".

          Limited Marketing Experience. The Company has limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. Potential system sponsors of the Company's smart card systems, as well as the Company's potential strategic partners, must be persuaded that the costs of adopting and implementing smart card systems, in general, and, in particular, of adopting and implementing the Company's smart card systems, are justified by the benefits to be derived therefrom. Achieving market acceptance for the Company's products and services will require significant efforts and expenditures by the Company to create awareness, demand and interest by potential system sponsors, strategic partners and others regarding the perceived benefits of the Company's technologies. There can be no assurance that the Company will be able to meet its current objectives, succeed in positioning its cards and services as a preferred method of delivering electronic transaction and information processing or achieve significant market acceptance of its products. See "Business".

          Dependence on Third-Party Marketing Arrangements. The Company has limited marketing capabilities, experience and resources. To date, the Company has conducted only limited marketing activities and has relied primarily on the efforts of its executive officers in connection with such activities. Although the Company expects to continue to market smart card systems directly through the Company's management and employees, the Company intends to establish strategic marketing alliances and licensing or other arrangements with systems integrators, value-added resellers and other smart card vendors and may also retain the services of sales representatives and marketing and other consultants. The Company's success will depend in part on its ability to enter into agreements with such third parties, and on the ability and efforts of such third parties to successfully market the Company's smart card systems. Moreover, marketing arrangements with third parties may require financial or other commitments by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to enter into third-party marketing arrangements on commercially acceptable terms, if at all. The failure of the Company to complete its third-party marketing strategy or the failure of any such party to develop and sustain a market for the Company's smart cards could have a material adverse effect on the Company. Although the Company views third-party marketing arrangements as a major factor in the commercialization of its smart card systems, there can be no assurance that any strategic partners, licensees or others would view an arrangement with the Company as significant to their businesses. See "Business".

          Significant Capital Requirements. The Company's capital requirements have been and will continue to be significant. The Company has been dependent on the sales of its securities to private investors, as well as on capital contributions and loans from affiliates and certain financial institutions guaranteed by certain stockholders of the Company. The Company anticipates, based on currently proposed business plans and assumptions relating to its operations (including assumptions regarding the Company's ability to meet its current marketing objectives and the timing and costs associated therewith), that the net proceeds of its private placement of Common Stock that was commenced in July 1998 and completed in August 1998 (the "Private Placement"), together with projected cash flow from operations, will be sufficient to fund the Company's operations and capital requirements for at least twelve months following the Private Placement. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of the Private Placement prove to be insufficient to fund operations (due to unanticipated expenses, technical difficulties or other problems), the Company will be required to seek additional financing sooner than currently anticipated. In addition, any implementation of the Company's business plans subsequent to the twelve-month period following the Private Placement may require proceeds greater than the proceeds of the Private Placement or otherwise currently available to the Company. The Company has no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, if at all. It is not anticipated that any of the officers, directors or stockholders of the Company will provide any portion of the Company's future financing requirements. Any inability to obtain additional financing when needed will have a material adverse effect on the Company, including requiring the Company to curtail its activities and possibly causing the Company to cease its operations. To the extent that the Company finances its operations through the issuance of additional equity securities, any such issuance may involve substantial dilution to the Company's then-existing stockholders. Additionally, to the extent that the Company incurs additional indebtedness or issues debt securities, the Company will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. See "Use of Proceeds" and "Business".

          Technological Factors. The Company's research and development efforts are subject to all of the risks inherent in the development of new products and technology (including unanticipated delays, expenses and difficulties). There can be no assurance that the Company's products will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in the development thereof. Furthermore, software products as complex as those developed by the Company and incorporated into its smart card products may contain errors or failures when installed, updated or enhanced. There can be no assurance that, despite testing by the Company and by current and potential end users, errors will not be found in new products after the delivery by the Company, resulting in loss of or delay in market acceptance. See "Business".

          Proprietary Rights. The Company's success will depend on its ability to protect trade secrets and operate without infringing on the proprietary rights of others. The Company may apply for United States patent, trademark and copyright protection with respect to its toolkits for smart card programming as well as its commercial applications. The Company may file similar applications in selected foreign jurisdictions where such filings would, in the Company's opinion, provide it with a competitive advantage.

          The Company is not aware of any infringement by its technology on the proprietary rights of others and has not received any notice of claimed infringement. However, the Company has not conducted any investigation as to possible infringement and there can be no assurance that third parties will not assert infringement claims against the Company in connection with its products, that any such assertion of infringement will not result in litigation or that the Company would prevail in such litigation.

          Moreover, in the event that the Company's technology or proposed products were deemed to infringe upon the rights of others, the Company would be required to obtain licenses to utilize such technology. There can be no assurance that the Company would be able to obtain such licenses in a timely manner on acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. If the Company were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed-upon patents or rights, or could find the development, manufacture or sale of products requiring such license to be foreclosed. In addition, patent disputes are common in the smart card and computer industries and there can be no assurance that the Company will have the financial resources to enforce or defend a patent infringement or proprietary rights action. The Company's use of its software, name and trademark may be subject to challenge by others, which, if successful, could have a material adverse effect on the Company.

          The Company also relies on trade secrets and proprietary know-how and employs various methods to protect the concepts, ideas and documentation relating to its proprietary technology. However, such methods may not afford the Company complete protection and there can be no assurance that others will not independently obtain access to the Company's trade secrets and know-how or independently develop products or technologies similar to those of the Company. Furthermore, although the Company has and expects to have confidentiality and non-competition agreements with its employees and appropriate suppliers and manufacturers, there can be no assurance that such arrangements will adequately protect the Company's trade secrets. See "Business Copyrights, Trademarks, Patents, Proprietary Rights and Licenses".

          Year 2000 Risk. During recent years, there has been significant global awareness raised regarding the potential disruption to business operations worldwide resulting from the inability of current technology to process properly the change in the year 1999 to 2000. Based on a review of its data processing, operating systems, software and other technology already in place, the Company does not currently believe that it will experience any significant adverse effects or material unbudgeted costs resulting therefrom. Nevertheless, the Company cannot provide any assurance in this regard, and any such costs or effect could materially and adversely affect the operations and financial condition of the Company.

          Lengthy Sales Cycle; Possible Fluctuations in Operating Results. The Company's sales cycle is expected to commence at the time a prospective customer demonstrates an interest in purchasing a smart card system from the Company or issues a request for a proposal or information or takes similar action, and ends upon the installation and acceptance of a smart card system for the customer. The sales cycle will vary by customer and industry and could extend for periods of up to twelve months or more, depending upon, among other things, the time required by the customer to complete a pilot test of the Company's smart card system, make a determination regarding an acquisition thereof and negotiate payment terms with the Company. The Company's operating results could vary from period to period as a result of this fluctuation in the length of the Company's sales cycle and as a result of fluctuations in the purchasing patterns of potential system sponsors, technological factors, variations in marketing strategies for different target markets and non-recurring smart card system sales.

          Possible Dependence on Government Contracts. As part of its strategy, the Company intends to market its smart card systems to government agencies in the United States, Canada and abroad. If successful, the Company will become subject to the special risks involving government contracts, including delays in funding, lengthy review processes for awarding contracts, non-renewal, delay, termination at the convenience of the government, reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints and increased or unexpected costs resulting in losses, any or all of which could have a material adverse effect on the Company.

          The Company will also be required to obtain any potential government contracts through the competitive bidding process. There can be no assurance that the Company will be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitable operations. The competitive bidding process is typically lengthy and often results in the expenditure of financial and other resources in connection with bids that are not accepted. Additionally, inherent in the competitive bidding process is the risk that actual performance costs may exceed projected costs upon which a submitted bid or contract price is based. To the extent that actual costs exceed projected costs, the Company would incur losses, which would adversely affect the Company's operating margins and results of operations. Moreover, in most instances, the Company would be required to post bid and/or performance bonds in connection with contracts with government agencies. Any inability by the Company to obtain bonding coverage in sufficient amounts could have a material adverse effect on the Company. See "Business".

          Broad Discretion in Application of Proceeds. The Company intends to use the net proceeds from the Private Placement for general working capital purposes for the expansion of its business, including marketing, research and development, and salaries for new personnel. The Company has not developed more specific allocations for the use of such net proceeds, and the Company's management has broad discretion to use such net proceeds for the expansion of the Company's business in accordance with its business judgment.

          Dependence on Management and Key Personnel. The success of the Company is highly dependent on the personal efforts of Carey F. Daly, II, its Chief Executive Officer and its President. The Company has entered into an employment agreement with Mr. Daly; the loss of his services would have a material adverse effect on the Company's business and prospects. In order to successfully implement and manage its proposed expansion, the Company will be dependent upon, among other things, its ability to attract and retain qualified managerial, technical and marketing personnel with experience in business activities such as those contemplated by the Company. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to hire or retain such personnel. Any inability to attract and retain qualified personnel would have a material adverse effect on the Company. The Company has assembled a core team of financial, marketing and research and technical personnel, who have been significant contributors to the Company's development to date. The loss of any of such personnel could have a significant adverse impact on the Company. The Company currently does not have any "key man" insurance on any of its personnel. See "Management".

          Determination of Offering Prices; Possible Volatility of Market Price of Common Stock. Since the Company offered its shares of Common Stock in July 1997, there has only been a limited public trading market for the Common Stock. Consequently, the offering price of the Common Stock is not necessarily related to the Company's asset value, net worth or other criteria of value. There can be no assurance that a regular trading market for the Common Stock will develop after this offering or that, if developed, it will be sustained. The market price for the Company's securities following this offering, if a market develops, may be highly volatile, as has been the case with the securities of other small capitalization companies. Additionally, in recent years, the stock market in general, and the market for securities of small capitalization stocks in particular, have experienced wide price fluctuations which have often been unrelated to operating performance of such companies.

          Limited Liquidity; Shares Eligible for Future Sale. The Company's Common Stock is currently traded in the NASDAQ over-the-counter market Bulletin Board. The Company has applied for listing on the NASDAQ SmallCap Market. Although the Company believes that its application for such listing will be accepted, there can be no assurance that the Company will meet the criteria necessary for such application to be granted, or that if granted, the Company will meet the criteria for continued listing on the NASDAQ SmallCap Market. To the extent that the Company does not secure or maintain such listing, the Company's stockholders could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, failure to list or maintain a listing for the Common Stock may make the Common Stock ineligible for use as, or make the Common Stock substantially less attractive as, collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in the financing of future acquisitions of businesses or assets by the Company, and for issuance by the Company in future capital raising transactions.

          As a result of the limited trading market for the Common Stock described above and the large number (relative to such trading markets) of shares of Common Stock available for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), the sales by stockholders of the Company of Common Stock in the public market could materially adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through offerings of its equity securities. In addition to the 654,508 Shares sold in the Private Placement, approximately 11,000,000 shares of Common Stock held by the Company's existing stockholders are currently available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. In connection with the Private Placement, the Company entered into agreements with Allen & Company Incorporated, persons affiliated with Allen & Company Incorporated, Carey F. Daly, II, Glenn A. Okun and Lawrence Okun (who collectively hold a total of approximately 7,400,000 shares of Common Stock purchased at prices significantly lower than the Shares being offered hereunder), pursuant to which such stockholders agreed not to offer for sale any shares of Common Stock until the Registration Statement, of which this Prospectus constitutes a part, has become effective. There can be no assurance, however, that such holders will not offer substantial amounts of Common Stock for sale after this Registration Statement has become effective or that other stockholders of the Company will not offer substantial amounts of Common Stock for sale either before or after such effectiveness. Any such sales could materially adversely affect the then-prevailing market price for the Common Stock or the ability of holders of Shares to sell such Shares.

          No Dividends. The Company has never paid any cash or other dividends on its Common Stock. For the foreseeable future, the Board of Directors intends to retain future earnings, if any, to finance its business operations and does not anticipate paying any cash dividends with respect to the Common Stock. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements or any Preferred Stock that may be issued by the Company.

          Limitations on Liability of Directors and Officers. Pursuant to its Certificate of Incorporation and By-laws, the Company indemnifies its officers and directors to the maximum extent permitted by law.

          Adoption of Certain Charter and By-law Provisions Having Anti-Takeover Effects. The Company's Certificate of Incorporation permits the Company, without further stockholder action, to issue up to 1,000,000 shares of preferred stock, having such rights and preferences as the Company's board may determine. See "Description of Securities".

          The Certificate and By-laws contain various provisions which, under certain circumstances, could make it more difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. See "Description of Securities".

          Options Outstanding. As of the date of this Offering Circular, the Company had outstanding options to purchase an aggregate of 410,833 shares of Common Stock at a weighted average exercise price of $10.84 per share. Exercise of any of the foregoing options will have a dilutive effect on the Company's stockholders. Furthermore, the terms upon which the Company may be able to obtain additional equity financing may be adversely affected, since holders of the options can be expected to exercise them, if at all, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options.

                                 USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of any of the Shares by the Selling Stockholders.

                                 CAPITALIZATION

          The Company's capitalization, at June 30, 1998, was as follows:


                                                                After Giving Effect to
                                                   Actual         Private Placement*
                                                 ------------   ----------------------
Long-term liabilities, net of current portion    $    220,344     $    220,344

Common stock, par value $0.01

     Stated capital .........................         129,045          135,590

     Additional paid-in capital .............      18,052,730       26,457,678

Preferred stock, par value $0.01 ............            --               --

Accumulated deficit .........................     (15,894,352)     (15,894,352)

Total stockholders' equity ..................    $  2,287,423     $ 10,698,916



* See "Management's Discussion and Analysis or Plan of Operation" for the Quarters Ended June 30, 1998 and 1997.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

          The following table contains selected financial information derived from the financial statements set forth elsewhere in this Prospectus, and should be read in conjunction with such financial statements and notes thereto. The following tables summarize certain financial data derived from audited consolidated financial statements of the Company for the fiscal years ended December 31, 1997, 1996, and 1995, respectively, and financial data derived from unaudited consolidated financial statements of the Company for the six month periods ended June 30, 1998 and 1997. The unaudited financial statements of the Company as of June 30, 1998 and 1997 and for the six month periods then ended have been prepared on the same basis as the audited financial statements of the Company and, in the opinion of management, include all adjustments necessary (consisting of only normal recurring adjustments and accruals) to present fairly the financial position and the results of operations of the Company.


                                                                                  Six Months
                                             Year Ended December 31,             Ended June 30,
                                                   (Audited)                      (Unaudited)
                                  -------------------------------------------
                                     1997            1996            1995            1998
                                  -----------     -----------     -----------    --------------
Income Statement Data:

Operating revenues ...........    $    61,785     $   108,418     $   512,250     $    13,880
Gross profit .................         42,293          43,224         443,169          10,379
(Loss) from operations .......     (3,535,487)     (2,265,572)     (2,318,948)     (2,942,809)
Other Income (Expense) .......        (51,034)       (567,305)       (332,599)         (5,076)
Net (Loss) before taxes ......     (3,586,521)     (2,832,877)     (2,651,547)     (2,937,733)
                                  -----------     -----------     -----------     -----------
Net (Loss) ...................    $ 3,586,521)    $(2,832,877)    $(2,651,547)    $(2,937,733)
                                  -----------     -----------     -----------     -----------
                                  -----------     -----------     -----------     -----------
(Loss) per share basic
  and diluted ................    $     (0.30)    $     (0.57)    $     (1.49)    $     (0.23)
                                  -----------     -----------     -----------     -----------
                                  -----------     -----------     -----------     -----------

Balance Sheet Data:

Current assets ...............    $ 4,130,369     $ 2,874,727     $    92,827     $   741,956
Total assets .................      6,716,840       5,072,139       2,630,217       3,498,451
Long-term obligations
  under capital lease ........              0               0               0               0
Total liabilities ............      1,491,674       2,110,544       5,332,238       1,211,028
Working capital ..............      3,148,595       1,496,074      (2,647,394)       (248,728)
Stockholders  equity (deficit)      5,225,166       2,961,595      (2,702,021)      2,287,423


            MANAGEMENT S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

          Since its inception, the Company has undertaken a program to develop the hardware and software products and expand the transaction processing services that it offers. The Company has invested heavily in designing and developing its proprietary hardware and application software systems and in establishing its sales and marketing capabilities. The Company plans to continue these efforts in preparation for and anticipation of the growth in smart card-based electronic commerce that the Company expects will create a substantial market for its data and transaction processing services. The Company has also made investments in computers, networking systems and unattended kiosk equipment.

          As a result of operating costs associated with these activities, the Company has recorded significant operating losses since its inception. The Company's operating expenses were $2,762,117, $2,308,796, and $3,577,780 for the years ending December 31, 1995, 1996 and 1997, respectively. The Company recorded losses of $2,651,547, $2,832,877, and $3,586,521 for the years ending December 31, 1995, 1996 and 1997, respectively.

          The Company's business model is based upon the Company's contracting large membership based businesses to be a turnkey provider of smart card-based systems. The Company anticipates licensing its software to its clients and entering into agreements whereby the company will perform all backroom processing of the transactions that occur over the system in addition to selling smart cards and smart card readers programmed by the Company. The Company expects to receive transaction-processing fees for its backroom processing services.

          Except for historical information, the material contained in this Management's Discussion and Analysis or Plan of Operation is forward-looking. This discussion includes, in addition to historical information, forward looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward looking statements. Factors that could cause or contribute to such differences are discussed below and in "Risk Factors" in this Prospectus. These risks and uncertainties include the rate of market development and acceptance of smart card technology, the unpredictability of the Company's sales cycle, the limited revenues and significant operating losses generated to date, and the possibility of significant ongoing capital requirements. For the purposes of the safe harbor protection for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995, readers are urged to review the list of certain important factors set forth in "Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995".


YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

Results of Operations

          Revenues. The Company had revenues of $512,250, $108,418, and $61,785 for the years ending December 31, 1995, 1996 and 1997, respectively. During 1995, the Company's revenues consisted principally of credit card transaction processing fees from its unattended ticketing kiosk software. Throughout late 1995 and early 1996, the Company focused its efforts on developing and installing its first smart card application system. After the successful implementation of this system, the Company's resources were increasingly devoted to the expansion and realization of the smart card application system component of the Company's business plan. As a result of this refocusing, revenues from the automated kiosk business have declined throughout 1996 and 1997.

          The Company has signed pilot agreements with the Department of Education in the State of Hawaii for the implementation of an electronic school lunch program and with First Hawaiian Bank for the use of smart cards in a retail program. The Company believes it will continue to report minimal revenues until additional significant contracts are signed or until the existing contracts proceed through the pilot stage to a full rollout.

          Gross Margin. The Company's gross margin as a percentage of revenues was 86.51%, 39.87%, and 68.45% for the years ending 1995, 1996 and 1997 respectively. The Company's overall gross margin percentage varies primarily as a result of the "mix" of sales between high margin transaction processing fees and lower margin hardware and smart card sales. Accordingly, the gross margin declined in 1996 as compared to 1995 due to a higher volume of transaction processing fees as a percentage of total revenues in 1995 as compared to 1996, and a higher percentage of credit card chargeback expenses that occurred in 1996 than in 1995. Similarly, gross margins increased in 1997 as compared to 1996 due to a lower percentage of credit card chargeback expenses in 1997 as compared to 1996 and a greater percentage of lower margin smart card sales that occurred in 1996 than in 1997.

          The Company expects future gross margin percentages will be heavily influenced by potential competition as well as the "mix of sales" between hardware sales and transaction processing fees. Although this mix is difficult to predict, generally margins will be lower at the beginning of a new client system roll out due to the intensity of smart card readers and smart card sales. Once the initial rollout of a client system is completed, gross margins are expected to increase due to a sharp increase in use of the smart card by cardholders and the resulting transaction processing fees.

          Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $299,204 or 15.35% in 1996 as compared to 1995. The higher level of selling, general and administrative expenses in 1995 as compared to 1996 is primarily a result of a net receivable write off of $486,755 as a result of the Company's acquisition of Sprinticket in 1995. Selling, general and administrative costs increased $1,125,212 or 68.18% in 1997 as compared to 1996 primarily as a result of expanded payroll costs associated with an increased number of full time and contract employees. The Company had staff levels of between fifteen and thirty-five employees as of the end of 1997 as compared to eight to fifteen throughout 1996. The Company expects the level of selling, general and administrative costs to increase substantially as a result of increased marketing activities and an increase in operating and technical personnel to support its sales revenues and continued development of new products and concepts. Additionally, the Company has leased a new 8,700 square foot building in Santa Rosa, California which has been refurbished into a new state of the art transaction-processing center. Construction of the facility buildout occurred in the second and third quarters of 1997 and was occupied in September 1997. Additionally, the Company incorporated a wholly owned subsidiary and opened a sales and marketing office in Honolulu, Hawaii during the third quarter 1997.

          The Company anticipates substantial investments in its sales and marketing and product development activities in the foreseeable future as it seeks to continue to develop products and secure contracts for its smart card systems and transaction processing fees and resulting sales of smart cards and smart card terminals and unattended kiosks.

          Amortization of Software. Amortization of software costs decreased $200,413 or 27.17% in 1996 as compared to 1995. The higher level of amortization of software costs in 1995 as compared to 1996 is a result of the write off in 1995 of software costs acquired in the purchase of PT Link in 1994. Amortization of software costs increased $56,227 or 10.47% in 1997 as compared to 1996 due to an increase in software costs capitalized in 1997. Software costs capitalized increased in 1997 compared 1996 due to increases in technical staff and software costs acquired in connection with the purchase of minority interests in SPRINTICKET, Inc.

          In accordance with generally accepted accounting principles for software development costs, the Company would, if it were determined that an impairment of software costs existed, write down the value at which such software development costs are carried in the Company's financial statements. Any such write down, if made, would be reflected as a charge to operations in the period any such impairment was determined and could have a material adverse effect on the Company's financial position and the results of operations for such period. The Company believes its capitalized software costs are not impaired.

          Depreciation. Depreciation increased $46,296 or 61.75% in 1996 compared to 1995 primarily due to an increase in capital expenditures in 1996 and a full year of depreciation on the unattended kiosk systems purchased in 1995. Depreciation increased $87,545 or 72.19% in 1997 as compared to 1996 due to an increase in capital expenditures of $483,693 which resulted primarily from the addition of computer equipment to support an increase in technical and marketing activities and personnel, and the build-out of the Company's Santa Rosa, California transaction processing center.

          Interest. Interest expense increased $39,706, or 12.1%, in 1996 compared to 1995 due primarily to increases in the total debt outstanding. In the third and fourth quarters of 1996, the Company received sufficient funds from sales of its Common Stock to significantly pay down its long-term debt. In addition, the Company successfully restructured its bank debt and converted $1,470,331 of interest bearing debt to Common Stock. In 1997, the Company reduced its long-term debt by $40,250 and received proceeds from its initial public offering and the exercise of stock warrants and options totaling $5,875,092. As a result of the decrease in long-term debt in 1997 and increased interest income earned from investing the proceeds of stock sales, net interest expense declined $316,271, or 86.1%, in 1997 as compared to 1996. The Company anticipates that its future borrowings and interest expense will continue to significantly decline.

Liquidity and Capital Resources

          The Company's working capital was $3,148,595 and $1,496,074 at December 31, 1997 and 1996, respectively. The increase in working capital was primarily the result of receipt of proceeds from the sale of 833,333 shares of common stock in the Company's initial public offering and the exercise of stock warrants and options in 1997. The net proceeds from the sale of the shares were $4,857,956. The Company also received $1,017,136 in 1997 from the exercise of stock warrants and options. In the third quarter 1997, the Company restructured the payment terms of a $364,000 note payable to a bank previously due in July 1997 to be payable in equal quarterly installments through May 1999. In addition, the Company entered into a master lease agreement with a bank, which provides up to $400,000 of credit to the Company for the lease of certain computer and office equipment and furniture for a period of three years. The lease provisions require the company to maintain $200,000 in a certificate of deposit at the bank provided as collateral for the lease and to deposit additional funds if available cash and cash equivalents are not maintained above $800,000; of the $200,000 collateral, $70,500 was classified as restricted cash at December 31, 1997. Also, at December 31, 1997 the Company had drawn down approximately $141,000 on the lease line of credit and has approximately $259,000 available.

          The Company has historically relied upon proceeds from the sale or issuance of its Common Stock and from the issuance of notes payable to satisfy its working capital requirements. The Company expects to continue to depend upon equity financing to fund operations and satisfy its working capital needs until they are able to generate significant sales or achieve profitability. There can be no assurance that the Company will achieve sales of the magnitude to generate sufficient cash flow from operations to continue to execute its business plans. However, the Company believes that the potential revenue to be realized from the rollout of its current contracts, its current cash resources and available trade and other credit facilities are sufficient to meet its present anticipated working capital needs for 1998. The Company's estimate of its cash requirements and its ability to meet them are forward looking statements, and there can be no assurance that the Company's cash requirements will be met without additional debt or equity financing. There can be no assurance that, if needed, additional financing will be available on acceptable terms to the Company, if at all.

          The Company has evaluated the integrity and reliability of its financial and operational systems and believes that it has no material Year 2000 issues with such systems. All products currently provided by the Company are Year 2000 compliant. The costs of achieving Year 2000 compliance are not expected to have a material impact on the Company's business, financial condition or results of operations. In addition, the Company is also communicating with its principal customers, suppliers and service providers to ensure Year 2000 issues will not have an adverse impact on the Company. Until the Company's assessment of external Year 2000 issues is completed, the Company will not know whether such issues may materially adversely affect the Company's business, financial position or results of operations.

QUARTERS ENDED JUNE 30, 1998 AND 1997

Results of Operations

          Revenues. The Company generated limited revenues from operations for these periods as it has continued to develop and market its smart card systems. Revenues generated in the three months and six months ended June 30, 1998 and 1997 relate to credit card processing fees from its unattended ticketing kiosks installed in several ski area and amusement park venues and, in 1997, sales of smart cards and affinity cards. Revenues decreased $8,493 and $21,212 for the three months and six months ended June 30, 1998, as compared to the corresponding periods in 1997 due to a decrease in sales of smart and affinity cards in 1998, and lower credit card transaction fees in 1998 vs. 1997. Credit card transaction fees were lower for 1998 as compared to 1997 due to a decrease in the number of kiosks in operation as a result of the Company's focus on its smart card systems marketing efforts.

          The Company's business model is based upon the Company's contracting with large membership-based businesses to be a turnkey provider of smart card based systems. The Company anticipates licensing its software for use by its clients and entering into agreements whereby the Company will perform all backroom processing of the transactions that occur over the system in addition to selling smart cards and smart card readers programmed by the Company. The Company expects to receive transaction-processing fees for its backroom processing services. The Company anticipates that revenue generation from contracts will be dominated initially by the sales of smart card terminals and readers and smart cards in order to develop an appropriate concentration of merchants and smart card users in a market area. After this initial phase, the sales mix for a contract is expected to consist of a relatively high concentration of transaction processing fees.

          The Company has initiated a pilot program pursuant to a signed pilot agreement with the Department of Education in the State of Hawaii for the implementation of an electronic payment program for school lunches. The Company expects completion of the pilot in the fourth quarter. After completion of the pilot, if deemed successful by the Department of Education, the Company anticipates it will negotiate a rollout schedule for the remaining schools in the state of Hawaii. The Company has a signed pilot agreement with First Hawaiian Bank for the use of smart cards in a retail program and expects to begin this program in the fourth quarter of 1998 or the first quarter of 1999.

          In June of 1998, the Company signed a contract with Scrip Advantage of Fresno, California to provide its proprietary Smart Script electronic scrip and gift certificate product to Scrip Advantage and its members. The system being installed was originally slated to be used in a pilot program for a company called "SCRIP Plus", which was owned by the Signature Group, a wholly owned subsidiary of Montgomery Ward, and one of the largest scrip resellers in the country. When Montgomery Ward filed for bankruptcy, SCRIP Plus was unable to support the signed pilot agreement with Pathways. Accordingly, Pathways delayed installation and has now negotiated a new contract with Scrip Advantage, which was started by the previous Chief Executive Officer of SCRIP Plus, Inc.

          The agreement with Scrip Advantage calls for the Company to sell terminals to participating merchants and smart cards to non-profit organizations and their members. In addition, the Company will receive a fee for each smart card, debit or credit card transaction processed. The agreement is for a term of three years with annual renewals and includes early termination provisions for both parties under certain conditions, including the failure of Pathways to provide Scrip Advantage with competitive pricing. In connection with the agreement with Scrip Advantage, the Company has advanced $50,000 to Scrip Advantage in exchange for a demand note receivable. The note receivable is convertible into common stock of Scrip Advantage at the Company's sole option, and provides the Company, through Carey F. Daly, II, Chief Executive Officer and President of the Company, to be represented on the Board of Directors of Scrip Advantage. The Company believes it will continue to report minimal revenues until additional significant contracts are signed or until the existing contracts proceed through the pilot stage to a full rollout.

          Gross margin. The Company's overall gross margin as a percentage of revenues varies primarily as a result of the "mix" of sales between high margin transaction processing fees and lower margin smart card and terminal sales. Gross margins decreased to 77% from 80% for the three months ended June 30, 1998 and 1997 respectively as a result of an increase in credit card charge back expense in 1998. Gross margin increased to 75% from 72% for the six months ended June 30, 1998 and 1997 respectively as a result of a larger proportion of sales of hardware and smart cards in 1997, which carry a lower gross margin than transaction processing fees.

          The Company expects future gross margin percentages will be heavily influenced by potential competition as well as the "mix" of sales between hardware sales and transaction processing fees. Although this mix is difficult to predict, margins generally will be lower at the beginning of a new client system rollout due to the concentration of smart card readers and smart card sales. Once the initial rollout is completed, gross margins are expected to increase due to increases in use of the smart card by cardholders and the resulting transaction processing fees.

          Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $702,238 or 130% and $1,338,953 or 121% during the three months and six months ended June 30, 1998, as compared to the corresponding periods in 1997. This increase is primarily the result of expanded payroll and employee support costs associated with an increased number of full-time and contract employees. The Company had approximately forty-eight full-time employees at June 30, 1998, as compared to twenty-two as of June 30, 1997. In addition, the Company has incurred increases in administrative costs associated with becoming a publicly traded company, including professional services and investor relations expenditures. The Company expects the level of selling, general and administrative costs to continue to increase, although more modestly than the past four quarters, as a result of continued marketing and customer support activities and an increase in the number of operating and technical personnel necessary to support its expected sales efforts, product development and customer support activity. The Company has leased an 8,700 square foot facility in Santa Rosa, California, which has been refurbished into a new state-of-the-art transaction-processing center. Construction of the facility build-out occurred in the second and third quarters of 1997, and the Company occupied this new facility in September 1997. Additionally, the Company opened a sales and marketing office in Honolulu, Hawaii, during the third quarter 1997 as a wholly-owned subsidiary. Consequently, the selling, general, and administrative expenses for the three months and six months ended June 30, 1998 reflect the costs of operating the Company's three offices whereas the corresponding periods in 1997 reflect the operating expenses of only one office. The Company anticipates substantial investments in its sales, marketing and product development activities in the foreseeable future as it seeks to expand sales of its smart card systems and transaction processing fees.

          Amortization of Software Costs. Amortization of software costs increased $17,822 and $37,651 for the three months and six months ended June 30, 1998 compared to the corresponding periods in 1997. This increase is due to continued capitalization of software costs as a result of the Company's product development efforts.

          In accordance with generally accepted accounting principles for software development costs, the Company would, if it were determined that an impairment of software development costs existed, write down the value at which such software development costs are carried in the Company's financial statements. Any such write-down, if made, would be reflected as a charge to operations in the period any such impairment was determined and could have a material adverse effect on the Company's financial position and results of operations for such period. The Company believes its capitalized software are not impaired.

          Depreciation. Depreciation increased $64,171 and $102,539 for the three months and six months ended June 30, 1998, as compared to the corresponding periods in 1997 primarily due to an increase in capital expenditures. Capital expenditures increased during 1998 as compared to 1997 due to the addition of computer equipment to support an increase in marketing and technical activities and personnel, the build-out of the Company's Santa Rosa, California transaction processing center, and the opening of its Hawaii office.

          Interest Expense (Net). For the six months ended June 30, 1998, the Company had net interest income as compared to interest expense for the six months ended June 30, 1997. For the three months ended June 30, 1998, the Company had net interest expense of $10,089 as compared with net interest expense of $18,038 for the corresponding period in 1997. The decrease in net interest expense was due to reductions in the total debt outstanding and increased interest income from the investment of available funds from common stock sales.

Liquidity And Capital Resources

          The Company's working capital was $(248,728) and $3,148,595 at June 30, 1998 and December 31, 1997, respectively. The higher working capital at December 31, 1997, as compared to June 30, 1998, was primarily the result of the receipt of proceeds from the Company's initial public offering of Common Stock and the exercise of Common Stock warrants in 1997. Working capital was used to fund the Company's net losses for the first half of 1998. In July 1997, the Company issued and sold 833,333 shares of Common Stock pursuant to the filing of Form 1-A (No. 24-3750) with the Securities and Exchange

Commission. The net proceeds from the sale of the shares were $4,857,956. On July 23, 1998, the Company commenced a private offering of its Common Stock (the "Private Placement"). With respect to the Company's Private Placement, which was conducted pursuant to Rule 506 of Regulation D under the Securities Act, the Company sold 654,508 shares at $13.75 per share to six accredited investors. The Company engaged Allen & Company Incorporated to act as placement agent for the offering. Each placement agent who placed shares received a placement fee of 5% of the purchase price per share. The estimated net proceeds from the sales and subscriptions are approximately $8,411,493. Pro forma working capital and cash and cash equivalents at June 30, 1998, after giving effect to the receipt of the net proceeds from the offering is $8,162,765 and $8,794,302.

          In 1997, the Company entered into a master lease agreement with a bank which provided up to $400,000 of credit to the Company for the lease of certain computer and office equipment and furniture for a period of three years and contains an option to acquire the equipment at the end of the lease term. This lease has been accounted for as an operating lease. The lease provisions require the Company to maintain $200,000 in a certificate of deposit at the bank as collateral for the lease and to deposit additional funds if the Company's available cash and cash equivalents are not maintained above $850,000. In June 1998, the Company determined that it was in breach of one of the financial covenants contained in its $400,000 lease financing arrangement. The Company received a waiver from the bank in August 1998.

          The Company incurred increased capital expenditures in 1998 as compared to 1997 primarily due to the purchase of computer equipment required to support increased marketing and technical activities and personnel and the operation of three facilities in 1998 as compared to one facility in 1997. Beginning in September 1997, the Company spent $556,527 through June 30, 1998 in leasehold improvements, furniture and computer equipment costs to build out its new transaction processing facility in Santa Rosa, California. To date the Company has spent $19,065 on equipment for its Hawaii office, and expects to incur additional cost for computer equipment to complete the facility. The Company anticipates leasing additional office space for a Research and Development facility in Santa Rosa, as well as moving to a larger leased facility in Hawaii. Both of these events will require additional expenditures for leasehold improvements, furniture and computer equipment, which are expected to be incurred by the end of 1998.

          The Company has historically relied upon proceeds from the sale or issuance of its Common Stock and from the issuance of notes payable and lease financing to satisfy its working capital requirements. The Company expects to continue to depend upon equity financing to fund operations and satisfy its working capital needs until it is able to generate significant sales and achieve adequate levels of profitability. There can be no assurance that the Company will achieve sales of the magnitude to generate sufficient cash flow from operations to continue to execute its business plans. However, the Company believes that the potential revenue to be realized from the rollout of its current contracts, its current cash resources, including proceeds from the Private Placement, and available trade and other credit facilities are sufficient to meet its present anticipated working capital needs for the next twelve months. In the event that the Company is unable to generate significant revenues from the rollout of its current contracts or any additional contracts that the Company may negotiate, the Company will be required to seek alternative sources of financing to fund its operations. The Company's estimate of its cash requirements and its ability to meet them are forward-looking statements, and there can be no assurance that the Company's cash requirements will be met without additional debt or equity financing. There can be no assurance that, if needed, additional financing will be available on acceptable terms to the Company, if at all.

                                    BUSINESS

          The Company was organized in 1993 as a Washington corporation whose operations are the successor to Pathways International, Ltd., which was incorporated in Washington in June 1988. In May 1997 the Company reincorporated in Delaware.

          The Company designs, markets and services custom smart card applications. The Company develops unique solutions for creating and processing data and ensuring secure electronic transactions by utilizing proprietary hardware and application software systems. Pathways technology establishes electronic commerce in closed system environments. A key element of the Company's business plan is the processing of transactions associated with its current and prospective smart card installations. The Company also manufactures and markets automated ticketing kiosks that the Company anticipates will be integrated with its smart card applications.

          The Company believes that it is unique in the smart card industry in that it provides "cradle to grave" solutions as a full service hardware integrator, software developer and backroom transaction processor. By adopting this market strategy, the Company believes that it can become a leading developer and marketer of integrated smart card software systems and that it is positioned to provide customers sophisticated smart card business solutions across a wide range of applications. The Company's systems accommodate credit and debit payment methods in addition to smart cards.

          A smart card is a credit card-sized plastic card in which an integrated circuit, usually containing a microprocessor and reusable memory, has been embedded. In their simplest form, smart cards provide memory storage capabilities, such as cash cards, in which the card is discarded after the value stored on the card is depleted, or "read only" cards, in which stored information may be entered, accessed and modified by terminals and computers. Most cards, including the Company's cards, are more sophisticated. Information and software can be stored on such cards by reading and writing to the card's microprocessor chip and can be easily, securely and accurately accessed and manipulated by electronic data processing equipment. The versatile nature of the smart card technology allows it to be adapted for use over diverse applications ranging from medical record storage to electronic money.

          Smart cards first appeared in the 1970s in France, and at present smart card technology is established and extensively used in Europe and Asia. The research firm, Dataquest, estimates that approximately 156 million cards were in circulation worldwide at the end of 1996, that the 1996 worldwide smart card market exceeded $1.2 billion in sales and that the market will approach $3 billion in sales by the year 2000. (Source: Don Cunningham, Global Journal of Advanced Card Technology, Smart Card Industry Association, 1997.)

          Smart card installations within Europe dominate the worldwide smart card industry with a 70% share. It is predicted by the year 2000 that the United States and the Asia-Pacific region will account for 25% of the global market. (Source: Don Cunningham, Global Journal of Advanced Card Technology, Smart Card Industry Association, 1997.) The French were the first to develop practical smart card technology and applications. Roland Moreno, a Frenchman and the founder of Innovatron, is considered by many to be the pioneer of smart card technology. Today, the majority of chip card manufacturers are licensees of Innovatron. Initially installed only in pay telephones, smart cards are now being used for transportation, car parking, arcade games and vending machines. Any coin operated machine can be converted to a smart card format. Other possible applications include ATM's, point-of-sale terminals, personal computers, electronic ticketing and automatic fare collection.

          The Company believes that smart card technology represents the next step in the evolution of credit/debit financial services and related products and services. Smart card systems differ from other payment mechanisms in their ability to store securely large quantities of data on a credit-card sized medium by means of a microprocessor chip. The sophisticated encryption algorithms and other security mechanisms that the chip employs provide information protection. The Company's products address the needs of the healthcare and affinity group markets, among others, with multiple purse and banking products nearing completion of development.

          In addition, a major factor in the rapid growth of smart card usage is the ability to process small transactions. Smart card technology eliminates the need to carry cash and coins for most day to day transactions. By enabling an individual to exchange information and payment through one portable platform, the Company expects that this technology will open up new opportunities with regard to the way people interact with financial institutions, healthcare providers, retailers and others. All information-based industries are candidates for smart card conversion.

          The Company anticipates that while it will continue to realize revenue from transaction processing, significant additional revenue growth opportunities exist in the area of developing, marketing and, when appropriate, providing transaction processing services to a variety of markets, many of which the Company does not at present serve. The Company believes that these opportunities include the academic campus, retail, banking, travel and traditional healthcare markets.

          Through June 30, 1998, Pathways recorded total revenues of approximately $353,000 related to its smart card operations, including the delivery and installation of approximately 57,000 smart and affinity cards and approximately 120 smart card terminals. The Company's core technology involves the development of smart card application systems and solutions. This core technology has been customized for prepaid alternative health care, the retail affinity and the banking and educational institutions markets, but such technology is capable of being customized for other markets. The Company is encouraged by the results of these initial programs, and believes that such pilot programs will lead to the national rollouts of such products.

          While the Company's initial programs and other smart card applications were being designed and developed, the Company's revenues initially were derived largely from credit and debit card transaction processing fees from its automated ticketing kiosk software. As the Company's resources are being increasingly devoted to the realization of the smart card application system component of the Company's business plan, revenues from the automated kiosk business declined. The Company considers the automated ticketing kiosk business integral to its plans for becoming a full-service smart card designer, developer and provider. It intends to continue to use those devices in the ski and amusement markets that the Company has already penetrated, as well as to expand into other markets and integrate its current capabilities to include the processing of smart card transactions in addition to debit and credit card processing. It is anticipated that the Company's kiosks will serve as smart card dispensing, "reloading" and transaction processing points.

          The following lists the Company's subsidiaries and their respective businesses:

     -- SPRINTICKET ("SPRINTICKET") provides credit card transaction processing for ski areas and amusement parks utilizing SPRINTICKET's proprietary hardware and software. SPRINTICKET marketed proprietary ticketing machines and software manufactured under contract by Pathways International. In September 1996, the Company acquired 21.29 percent of the outstanding common stock of SPRINTICKET, which constituted substantially all of the remaining minority interest in this subsidiary. Prior to such acquisition, the Company owned 77.53 percent of Sprinticket. In early 1997 the Company purchased the remaining approximately 1.18 percent of SPRINTICKET for cash.

     -- The Pathways Group Inc. (Hawaii) was organized to market the Company's products in Hawaii and Asia.

     -- Pathways International, Ltd. retains the copyright for an automated non-profit organization accounting system which is no longer being marketed. Since its inception, Pathways International was the corporation through which the Company first conducted its software development and hardware manufacturing under contract with companies which later became part of the Company.

     -- PT Link Corp. ("PT Link"), is currently not in operation. Historically, PT Link marketed a medical office management and patient-outcomes software package that it purchased from Pathways International, which it developed under contract.

Smart Card Technology

          Owning a smart card is similar to carrying a computer in a handbag or wallet. Pathways expects that smart cards will eventually replace everything people carry in their wallets, including drivers licenses, other important personal identification, credit cards and cash. Smart cards offer consumers the ability to transmit payment and information data across a point-of-sale terminal securely and conveniently.

          Over the long term, the Company believes that "multifunctionality" will become an increasingly important smart card feature. "Multifunctionality" means that several applications will be combined on one card. A card may contain many sections that may include personal information, health care data, a prepaid area and credit line access. The Company is currently developing smart card applications incorporating multifunctionality technology. As smart cards are developed to store highly personal information, card security will be required to be more elaborate in order to achieve consumer acceptance of the technology.

          A smart card is a plastic card, approximately the size of a credit card, which comprises an integrated circuit that usually contains a microprocessor and reusable memory. Smart cards range from simple single application cards to sophisticated multi-application cards. A memory card is the most simple type (also known as a "dumb" smart card). This type of card can only store data and is discarded after the value stored on the card is depleted. It is difficult to copy but offers no protection from loss nor does it contain inherent processing power without the intervention of sophisticated terminal level software. "Read only" cards store information that may be input, accessed and modified by terminals and computers. They also do not contain inherent processing power without the intervention of sophisticated terminal level software. A more complex card may have one password to restrict its use to one person or machine. Most cards, including the Company's smart cards, are more sophisticated. Electronic data processing equipment can accurately and securely store and manipulate information on such cards by reading and writing to the card s microprocessor chip. The most sophisticated cards can manipulate several passwords and can utilize authentication and ciphering techniques to provide total security. The latest card types are now beginning to support the JAVA language to allow for greater flexibility and compatibility across card manufacturers, terminal manufacturers and many processing platforms.

          Although many smart cards today incorporate both magnetic stripe technology and chip technology, the Company believes that chip technology will increasingly become the preferred medium. Chip technology is more difficult to counterfeit and can store up to 80 times more data than a magnetic stripe. The majority of chip cards contain one to four kilobytes of memory; however, it is the Company's understanding that a 16-kilobyte card will be introduced this year by the card manufacturers and that a prototype 64-kilobyte card is currently in prototype form. If and when such cards are introduced, the Company will seek to utilize the latest technology in developing software for such cards. The primary benefit of this computing power is that a single card performs numerous functions. For example, the card can be programmed to effect payment for goods or to provide personal health information. In addition, transactions conducted with a smart card can be authorized offline, unlike magnetic stripe cards, which do not have the capability to interface with remote processing systems. Cards can also be further defined as either a contact or a contactless card. A contact card must be directly placed into a reading terminal. Contactless technology utilizes radio frequencies and requires no direct contact between the card and the reader. Advantages of a contactless card are convenience and speed. The user simply passes the contactless card within several inches of the reader, the transaction data is downloaded to the reader and a return message is recorded in the card.

          To produce each smart card application for a particular client, the Company must develop customized software and integrate appropriate hardware technology to adapt the card to the customer's needs. The Company believes that its engineers have sufficient expertise in hardware technology and computer programming languages necessary for such development efforts. The manufacturing cost of a card varies from less than $1 to approximately $10 depending on the amount of information it holds and the complexity of the microprocessor. Similarly, the cost of a reader terminal can vary from $500 to $2,000, depending on the complexity and functionality of the terminal.

Current Products and Pilot Programs

          Prepaid Medical Benefit Cards. My Choice LLC, a defined benefits medical provider in the alternative medical care industry, utilizes a natural medicine benefit card developed by the Company. Use of the Company's card entitles the holder to a discount on natural medical services.

          The Company, pursuant to a development agreement with My Choice, designed a card holder issuance system, a medical provider acceptance and reimbursement system and a statistical database that drives an ACH type reimbursement. (ACH, or automated clearinghouse, is a system of electronic funds transfer to which most banks subscribe as an economic substitute for a wire transfer using the Federal Reserve System.) The development agreement contains customary provisions regarding termination, intellectual property rights, confidentiality, product warranties, indemnification and the like. Payment to the Company under the development agreement has been made periodically in connection with the attainment of defined milestones. In addition, under this agreement My Choice and its affiliates are entitled to most favored customer treatment and, for a specified period, to preferential pricing in the purchase of the hardware equipment related to the implementation and functioning of the product, which pricing may in no event exceed 118 percent of the actual cost of the equipment. The non-competition provision of the development agreement prohibits the Company for a five year period from engaging in business related to smart card systems that provide for cash payment in connection with naturopathic or homeopathic medial goods or services. Under the agreement, the Company represents that its products and services are free from material defect and do not infringe the intellectual property of third parties; the Company has also provided indemnification against the breach of such representations.

          Affinity Group Programs. The Company has developed applications which address the current trend in retail environments of rewarding repeat customers. In addition, the Company has developed an electronic scrip application for use in fund-raising activities for non-profit organizations. This product allows members of the non-profit organization to purchase electronic gift certificates from intermediaries, and upon redemption of such electronic gift certificate at a merchant, the merchant contributes a predetermined discount to the specific non-profit organization. The Company believes that individuals utilize the scrip because it enables them to make donations to charity by spending money on everyday purchases of products and that member retailers find such programs an attractive marketing strategy for their products.

          The Company signed a contract in June 1998 with Scrip Advantage of Fresno, California to provide its proprietary Smart Scrip (TM), Electronic Scrip and Gift Certificate product to Scrip Advantage and its members. The system being installed was originally intended to be used in a pilot program for a company called "SCRIP Plus," which was owned by the Signature Group, a wholly owned subsidiary of Montgomery Ward and one of the largest Scrip resellers in the country. When Montgomery Ward filed for bankruptcy, SCRIP Plus was unable to support the signed pilot agreement with Pathways. Accordingly, Pathways delayed installation and has now negotiated a new contract with Scrip Advantage, which was started by the previous chief executive officer of SCRIP Plus.

          The agreement with Scrip Advantage calls for the Company to sell terminals to participating merchants and smart cards to non-profit organizations and their members. In addition, the Company will receive a fee for each smart, debit or credit card transaction processed. The term of the agreement is for three years, with annual renewals, and the agreement includes early termination provisions for both parties under certain conditions, including the failure of Pathways to provide Scrip Advantage with competitive pricing.

          In connection with the agreement with Scrip Advantage, the Company has advanced $50,000 to Scrip Advantage in exchange for a demand promissory note. The note is convertible into equity of Scrip Advantage at the Company's sole option. In addition, Scrip Advantage has agreed to elect a Company designee to its Board of Directors. Initially, Carey F. Daly II, the President and Chief Executive Officer of the Company, will be elected to such Board.

          SPRINTICKET, a subsidiary of the Company, manufactures and markets automated ticketing dispensers and provides credit card processing services in connection with those dispensers. Separate kiosks are provided for indoor and outdoor use. Indoor models have touch screens, full motion video and stereo sound. Base prices for kiosks are $15,000 to $20,000 and do not include the supporting hardware that varies according to client need. The market for this equipment includes industries that issue some form of ticket that is required for access into any facility or any service. Markets for the SPRINTICKET products include travel, entertainment, leisure, government and health care.

          Another Company subsidiary, PT Link, applies computer and electronic technology to service the medical profession. PT Link's software products include medical practice management, patient documentation and treatment outcomes analysis as well as patient education and billing.

          Department of Education of Hawaii. The Company has entered into agreements to commence pilot programs in conjunction with the Department of Education of Hawaii to provide a smart card system for handling both prepaid and FDA-sponsored school lunch programs. The pilot programs are to be conducted at six schools in the Mililani School Complex in Honolulu, Hawaii. The Company has a similar pilot program with the Lanikila School, also in Honolulu. These pilot programs are expected to begin in September 1998 and to continue to the end of the school year. Assuming satisfactory completion of the pilot program, the Company expects that it will be in a position to negotiate a comprehensive agreement with the Department of Education of Hawaii, which will include transaction processing and will enable the Company's system to be introduced throughout the State. The Company's technology can be expanded to include student identification, bus transportation and prepaid student activities.

          First Hawaiian Bank. The Company has entered into a pilot agreement with First Hawaiian Bank pursuant to which the Company will provide a system to allow the bank to offer a branded smart card program to its customers for use in retail purchases through a retail merchant network to be established jointly by the bank and the Company. The Company also has an agreement to place the Company's smart card terminals and recharge stations in various branches of the bank to accommodate card users in both the school lunch programs and First Hawaiian Bank branded smart card program. The recharge terminals will be utilized to check card balances and reestablish value on the cards.

Advantages of the Company's Products

          The Company's software products encompass a number of technological breakthroughs, which are discussed below. The most important aspect of the product is its seamless integration from card fulfillment, through claims adjudication, through customized transactional reporting, without dependency on third party commercial software products. Here are other advantages of the Company's products due to its ownership of its trade secret assets:

     -- Smart Card Issuance (Fulfillment) with Automated Database Creation. Unlike other systems under development, the Pathways product utilizes the latest in database creation technology to facilitate a detailed tracking mechanism for all smart card transactions from issuance to payment and includes the facility to replace lost or stolen cards in a timely fashion. The nearest competitor continues to penalize the user with a "Lose it you lose it" philosophy.

     -- Fully Functional Multiple Purse Modules. The Pathways product, in its first release, possesses the ability to utilize multiple "purses", or functions, on the same card. This capability, for example, would allow a medical or insurance application to reside on the same card with a merchant loyalty program. There has been no software on the market to demonstrate such ability.

     -- Mixed Transaction (credit/debit/ATM card/smart card) Processing at the Point of Sale with On-line Authorization Where Applicable. The Pathways product can optionally configure itself for the diverse communications and security protocols associated with debit, ATM credit, as well as smart card transactions. A debit card and ATM card transaction both require the introduction of a personal identification number ("PIN") number for security purposes and require an on-line (telephone connection) for purchase authorization. Credit cards normally require similar communication arrangements, although they rarely require a PIN number. Smart cards, in a secure application, always require a PIN number but normally only require a telephone connection to send end-of-day data for claim processing. Current competing developers are focused on the smart card requirements and have not addressed the other needs.

     -- Product Service Provider Claim Processing. A standard feature of the Company's product allows the consumer to use his or her smart card for non-smart card transactions, such as credit or debit card transactions. The software directs the transaction processing to the appropriate credit card processor. System sponsors may avail themselves of the full suite of backroom services offered by Pathways.

     -- Automated "E-Bank" Card Recharge. A drawback facing smart card developers, integrators, issuers and processors is the inability of their smart cards to "recharge." The absence of sufficient funds to cover a transaction requires that the transaction be terminated and the card inserted into an ATM (not yet available) or a special location for recharge. The Company has developed technology that endows smart cards with recharging capabilities at the point of purchase, as well as enabling it to connect to electronic banking systems, thus creating an uninterrupted chain of cashless commercial transactions. The Company believes that its recharging capability is unique in the smart card industry.

     -- Automated Claim Adjudication And Settlement Through ACH. The Pathways system has the facility to automatically submit a claim to the operator of the prepaid funds pool (normally the card issuer), adjudicate the claim and trigger an ACH transfer of funds to the provider/merchant.

     -- Management Reporting (via Automated Back Room). The Company provides claims adjudication by means of a System Query Language ("SQL") compliant database that can service substantially all management reporting needs. Every element of the database is positioned using "data pointers," which allows such information to be extracted for customized client reports.

     -- ISO Smart Card Development Toolkit. The Company has developed a set of proprietary software tools that are the building blocks for all of its current and future applications. These tools are used to develop applications using the Rapid Application Development ("RAD") technique within the SQL paradigm. This technique allows the Company to combine its software modules to create a product satisfying its customer's needs in a shorter time period than would be possible in the absence of these toolkits

          All of the above modules are integrated seamlessly, to form a "cradle to grave" process which, to the Company's knowledge, is unlike any other system available at the current time.

Strategic Relationships

          The Company has entered into a strategic relationship with Schlumberger, Ltd., a leading developer and producer of smart cards. The relationship with Schlumberger is designed to enable the Company to establish and maintain technological leadership, realize advantageous product pricing structures and expand its marketing and distribution channels. Schlumberger is an $8 billion worldwide conglomerate whose lines of business include oil field services, electronics and technology. The Company programs blank stock smart cards that are developed and manufactured by Schlumberger to meet specific application needs. Schlumberger has named Pathways its first "Preferred Associate" worldwide.

          The Company has extensive informal relationships with a variety of card and terminal manufacturers that the Company is currently evaluating for inclusion in its product line. The Company expects that the formation of strategic alliances, both formal and informal, with such entities will be an integral element in expanding its product offerings.

Company Strategy and Product Development

          The Company's objective is to become a leading provider of smart card solutions across a wide range of applications. The Company's marketing strategy is to focus on product development and innovation in the area of smart card and debit card technology with the goal of capturing the transaction processing revenue segment of such business. Transaction processing includes a network of "backroom" services that includes maintaining and updating appropriate databases to reflect all information on user cards and transactional changes to such information, effecting the movement of electronic money to and from a funds pool holder and periodic reporting to all parties in the transaction.

          The Company hopes to realize its strategy to increase transaction fee revenue by focusing on smart card applications in consumer situations that necessitate card usage on a weekly or more frequent basis. The Company believes that it is currently the only full service hardware integrator, software developer and backroom transaction processor.

          The Company anticipates that while it will continue to realize revenue from transaction processing, significant additional revenue growth opportunities exist in the area of developing, marketing and, when appropriate, providing transaction processing services to a variety of markets, many of which the Company does not at present serve. The Company believes these opportunities include the academic campus, retail, banking, travel and traditional healthcare markets. The Company's product development efforts are focused on software and systems for smart card applications. The Company has identified the following industries as those best suited to benefit from smart card technology and has commenced research and development efforts aimed at meeting perceived needs:

     -- Health Care. The Company believes that the healthcare industry, with its millions of participants and voluminous and individualized information and payment requirements, can benefit significantly from smart card technology. Smart cards can be designed to provide patient identification and medical record storage and retrieval, as well as electronic benefit transfers, determination of eligibility and drug interaction information. In an emergency situation, a quick assessment of vital information such as allergies, prescriptions and immunizations is critical for effective healthcare delivery. Additionally, patient cards can be used to improve and streamline administrative and billing procedures as well as insurance reimbursement.

     -- Retailing. All types of retailing can be embraced and enhanced with smart card technology. The retail sector encompasses everything from "Mom and Pop" stores to national department stores. Retailers have been made acutely aware of the value of their contact with the consumer. The key to repeat business is to accurately identify, and then satisfy, customer needs. Smart cards would enable retailers to track customer behavior and base marketing decisions gleaned from this valuable information. This technology can also reduce the risk of fraud, improve inventory management and offer the customer convenience and better service.

     -- Travel and Entertainment. The travel and entertainment industry holds great promise with regard to smart card applications. All categories that comprise this market, including air travel, car rentals, movie theaters, sporting events, restaurants, casinos, video stores, sports arenas, hotels and other venues would benefit from a multifunctional card. This is an enormous global market with strong growth predicted for the near future. Business travelers in particular are bogged down by paper-based expense reimbursement. Paper-based reimbursement systems are hampered with the potential for fraud in addition to being costly to administer. Smart cards would enable businesses to more effectively monitor travel and entertainment expenses.

          Smart cards offer solutions in terms of their ability to collect and disseminate data and conduct electronic commerce. Several major airlines have initiated smart card pilot programs that allow ticketless travel, store frequent flier miles and process payments. In a resort setting, a multifunction card allows an individual access to restaurants, shopping, sports and entertainment activities and lodging while keeping track of loyalty points.

     -- Government Services. The government is becoming involved in electronic commerce. The initial focus is centered on a national Electronic Benefits Transfer (EBT) recently proposed by Vice President Gore. One proposed and piloted application is to replace paper food stamps with a smart card. Such a change would eliminate the cumbersome printing, warehousing, transporting and disposal of this paper medium. Other applications could include the administration of welfare and Medicaid benefits and other government payments.

     -- Transportation. Opportunities exist to apply smart card technology to public and private transit systems, including bridge, tunnel and highway toll systems. Smart cards would significantly reduce the time spent and costs associated with collecting and processing fares and tolls. A multipurpose card could be used for taxis, trains, tolls and parking meters in addition to other small expenditures. Commercial vehicles could utilize this technology to store data about the cargo, the carrier, maintenance records and the driver.

     -- Affinity Programs. The trend in retail, fund raising (as discussed above with respect to Scrip Advantage) and other repeat customer businesses is the move toward customer rewards. This application represents a tremendous opportunity and an explosive growth area, which is virtually untapped.

          By incorporating a smart card into a traditional point of sale application, the retailer will realize complete tracking of all aspects of the sales process including the ability to reward repeat customers with premiums or discounts through the use of a smart card without the traditional computerized infrastructure. Retailers could use the data accumulated to target market areas not being penetrated and focus marketing and advertising costs on those areas.

Marketing and Distribution

          The Company intends to market its electronic purse technology to any and all affinity groups where electronic cash is a viable medium. Although the Company expects to continue to market smart card systems directly through the Company's management and employees, the Company intends to establish strategic marketing alliances and licensing or other arrangements with systems integrators, value-added resellers and other smart card vendors and may also retain the services of sales representatives and marketing and other consultants. Distribution of product will be handled directly by Company sales and marketing staff.

          Service of smart card terminals and related equipment will be performed on a "Depot Repair/Hot Swap" service basis. "Depot Repair/Hot Swap" service is the process of replacing faulty equipment with functional equipment via "Express" transportation methods. Faulty units are repaired if possible at the depot.

Competition

          Due to the extensive use of cash, the market for smart card applications is enormous. Since this is a relatively new technology there is room for many participants in this market. Some companies currently involved in smart card development include but are not limited to: Bull, Card Europe, Gemplus, Innovatron, Philips Electronics, Racom Systems, Aladdin Knowledge Systems, MONDEX, MasterCard, Motorola, Schlumberger, Siemens, DigiCash, Cylink, AT&T Universal Card and Visa. All of these vendors are actively involved in producing smart card terminals. Some, like Schlumberger, also produce the actual smart card media.

          Although the Company is unaware of competitors providing its combination of products and services to the Company's targeted markets, a few competitors, or potential competitors (MONDEX, Diebold, VISA and Digicash, etc.) actually develop software applications to deal with issuance, acceptance and adjudication of smart card transactions. Pathways is presently the only full service integrator, software developer and transaction processor of record to date in the United States.

          Smart card applications are the result of creating innovative solutions to the needs of consumers. This requires significant experience in software development and knowledge of a variety of business sectors.

Research and Development

          The Company has expended substantial resources in the development of its products. The Company has capitalized software development costs in the aggregate amount of $3,516,928 from inception to December 31, 1997, and $439,707 and $236,946 for the years ended December 31, 1997 and 1996, respectively. In addition, the Company expensed $102,000 as research and development costs for the year ended December 31, 1997.

Government Regulation

          The Company can provide no assurance that a Federal, state or foreign agency will not attempt to regulate its activities. The principal regulatory issues presently before the Company are as follows:

          Regulation E governs certain electronic funds transfers made by regulated financial institutions and providers of access devices and electronic fund transfer systems. Regulation E requires written receipt for transactions, monthly statements, pretransaction disclosures and error resolution procedures. Although certain aspects of the Company's services may be subject to Regulation E, the Company believes that most of its services are not subject to Regulation
E. There can be no assurance that
the Federal Reserve Board will not require all of the Company's services to comply with Regulation E, or revise Regulation E, or adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs for the Company, and could also reduce the convenience and functionality of the Company's services, possibly resulting in reduced market acceptance. In addition, if the Federal Reserve Board challenges the Company's position, the costs of responding to such a challenge could result in significant drains on the Company's financial and management resources, which could result in significant drains on the Company's business, financial condition or operating results.

          The management believes that current state and federal regulations concerning electronic commerce do not apply to the current product line. However, there is a move towards taxation of Internet use by several states including the state of Washington. There are some strategic plans under consideration to conduct commerce on the Internet using the Company's core technology. This technology is being developed with a strict eye on these legislative issues and the company management subscribes to industry watch publications that address these issues. Planning for such eventualities assures minimal interruption to the business of the Company should these laws be enacted.

Copyrights, Trademarks, Patents, Proprietary Rights and Licenses

          As of September 15, 1998, the Company held no patents or other registered intellectual property rights with respect to its smart card products. The Company presently has filed applications to register the following marks with the U.S. Patent and Trademark Office: C.H.I.P. SMART CARD, COMPASS DESIGN (Company logo), C-TELLER, E-TELLER (U.S. and Canada), FUND MASTER, ISLAND ACCESS CARD, KEIKI CARD, KOKUA CARD, KOKUA KARD, MENEHUNE CARD, QUEST SMART CARD, RENAISSANCE, SMART GIFT CARD, SMART SCRIP (U.S. and Canada), SMART STUDENT CARD, THE BUS CARD, THE PATHWAYS GROUP & COMPASS DESIGN (Company logo), THE PATHWAYS GROUP & COMPASS DESIGN (Company logo), THE PATHWAYS GROUP INC., TIKITBOX, TSUNAMI CARD, V-TELLER and WIC SMART CARD

          The Company seeks to register these marks generally on software, hardware, terminals, kiosks and other machines used in connection with transaction and database processing or electronic access cards or integrated chip cards.

          The Company may prepare applications for patents, trademarks and copyrights for intellectual property, to be filed within the statutory time limits that may apply. Such applications would relate to toolkits for smart card programming applications as well as certain commercial application of the technology. However, the Company has historically viewed these items as trade secrets and relied on protection under those rules. There can be no assurances that such rights will be granted, or if granted, will have any commercial value.

          Although the Company does not believe that its products or services infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in any costly litigation or require the Company to cease using, or obtain a license to use, intellectual property rights of such parties.

Legal Proceedings

          The Company is not party to any legal proceedings.

Employees

          As of June 30, 1998, the Company had a total of 47 full-time employees. Key employees are employed under an employment contract, which includes a binding non-compete and non-disclosure clause. Each of Carey F. Daly, II, the Company's President and Chief Executive Officer, Mark T. Schuur, Senior Vice President and Chief Financial Officer and Joseph Schuler, Senior Vice President, Business

Development have employment contracts with the Company. The Company anticipates that it may substantially increase the number of its employees in the near term. None of the Company's employees is represented by a labor union. The Company considers its relations with its employees to be very good.

Property

          The Company leases its principal facilities totaling approximately 8000 square feet in Woodinville, Washington. The lease expires in the year 2000. The Company has also leased additional space for transaction processing, marketing and research and development operations in Santa Rosa, California, and a marketing office in Honolulu, Hawaii. The Company has executed a lease agreement in Honolulu, which allows the Company to accommodate a satellite transaction processing center. The Company anticipates that additional facility leases will be required to accommodate its growth plans.


          MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY

          The Company's Common Stock is traded in the NASDAQ over-the-counter market under the symbol PTHW. As quoted in the Monthly Statistical Reports of the National Association of Securities Dealers, Inc., the approximate high and low closing prices for each fiscal quarter in the fiscal year ended December 31, 1997, and in 1998 to the date of this registration statement were as follows:

                              Common Stock Prices


          Fiscal Quarter:                 High       Low
          ---------------                 ----       ---
          1st Qtr 97                        --        --
          2nd Qtr 97                        --        --
          3rd Qtr 97                     $20.50     $ 6.00
          4th Qtr 97                      26.50      19.00
          1st Qtr 98                      25.00      23.50
          2nd Qtr 98                      25.00      17.00


          During the third quarter of fiscal 1998 (through September 21, 1998), the Company's Common Stock had a high price of $20.375 and a low of $14.00.

          These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

          As of September 11, 1998, there were approximately 75 holders of record of the Company's Common Stock. This number of holders of record does not include beneficial owners of the Company's Common Stock, which shares are held in the names of various security holders, dealers and clearing agencies. The Company believes that the number of beneficial owners of its Common Stock held by others or in nominee names exceeds 400 in number. The Company has not paid any cash dividends and does not anticipate doing so in the immediate future as it intends to invest any earnings in the development of the Company's business.

                                   MANAGEMENT


    The directors and executive officers of the Company, are as follows:


      Name             Age                  Position
      ----             ---                  --------
Carey F. Daly, II      54       Chairman of the Board of Directors;
                                President; Chief Executive Officer

Mark T. Schuur         37       Director; Senior Vice President
                                and Chief Financial Officer

Joseph Schuler         56       Senior Vice President, Business
                                Development

Robert Haller          44       Senior Vice President, Marketing
                                and Sales

Glenn Okun             36       Director


Monte P. Strohl        46       Director

Linda Wing             53       Director


         Each director shall hold office until the next annual meeting of the Company's stockholders and until a successor is selected and qualified.

         Carey F. Daly, II, age 54, is the President and Chief Executive Officer of the Company and the Chairman of the Board of Directors. Mr. Daly founded The Pathways Group, Inc. in October 1993. Mr. Daly is also President of Pathways International, Ltd. (1987) and SPRINTICKET, Inc. (1992). Mr. Daly has over 29 years of computer operating system, computer programming and design experience. From 1968 to 1969, Mr. Daly served as an internal auditor and Director of Financial Planning for American Standard, Baltimore, Maryland. He also worked for major computer companies as a systems engineer in Baltimore, Maryland from 1970 through 1973. He received an LLB degree in Business Law from LaSalle University in 1974 and a BS degree in Accounting as well as an AA in Computer Science from Baltimore Business College in 1968.

         Mr. Daly is the software engineering designer of the SPRINTICKET product line, the Pathways Medical smart card system, the Pathways E-Teller Transaction Processing System as well as several other commercial software systems.

         Mark T. Schuur, age 37, is Senior Vice President and Chief Financial Officer and a Director of the Company and has been with the Company since September 1996. From May 1992 through September 1996, Mr. Schuur served as Chief Financial Officer, Treasurer and a Director of Pizza Blends Inc., Western Blending Inc. and Flavor Blends Inc., affiliated privately-held food manufacturers based in Bellevue, Washington. Prior to that, Mr. Schuur was a General Practice Manager at Coopers & Lybrand in Seattle, Washington. Mr. Schuur received his B.A. degree in business administration (accounting emphasis) from the University of Washington in 1983.

         Glenn A. Okun, age 36, has been a Director of the Company since the fourth quarter of 1996. As of April 1998, Mr. Okun is the Chairman and Chief Executive Officer of Mitchum, Jones & Templeton, Inc., an investment banking firm. For more than five years prior to April 1998, Mr. Okun was a Director and Vice President of Allen & Company Incorporated, an investment banking firm. Allen & Company has acted as a financial advisor to the Company since May 1995. Mr. Okun received a masters of business administration and a law degree from Harvard University in 1989.


         Linda Wing, age 53, has been a Director of the Company since June 1998. Since 1993, she has served as President and Chief Executive Officer of Human Systems Design, an organizational development firm that assists management of companies in developing their strategic planning. Ms. Wing currently teaches a course in strategic management at Metro State University in Minneapolis, Minnesota. She is also an editor of the journal "Empowerment in Organization," which is published by MCB University Press. She holds a masters of business administration from the University of St. Thomas and several undergraduate degrees from Mankato State University in finance and industrial relations. Ms. Wing is presently working on obtaining her doctorate in organizational theory from the Fielding Institute in Santa Barbara, California.

         Monte P. Strohl, age 46, has been a Director of the Company since June 1998. Mr. Strohl is currently the president of MS Digital, which he founded in 1994 and has acted as President and Chief Executive Officer since that time. MS Digital is a company specializing primarily in corporate communication and cable broadcasting. MS Digital provides hardware and software solutions to companies wishing to communicate over cable television (public or internal), or intranets. MS Digital's clients include universities, municipalities and Fortune 500 companies. Before founding MS Digital, Mr. Strohl worked as Vice President of sales for OMNI International, which sold video production solutions internationally. Mr. Strohl is one of the original founders of Pathways International, Ltd., the predecessor corporation of the Company.

         Joseph Schuler, age 56, has been Senior Vice President, Business Development, of the Company since December 1997. From June 1996 through October 1997, Mr. Schuler was the Director of Sales and Marketing for Schlumberger Smart Cards and Systems, where he was responsible for the development of a sales and marketing program for smart cards. Mr. Schuler was the Senior Vice President of New Business Development and Marketing for Stored Value Systems, a National City Company, from September 1995 through May 1996. Prior to September 1995, Mr. Schuler acted as an independent consultant for companies in the smart card business. Mr. Schuler is a graduate of the Carlson School of Management of the University of Minnesota.

         Bob Haller, age 44, is the Senior Vice President of Marketing and Sales of the Company. Mr. Haller joined SPRINTICKET, Inc. as the Sales Manager in November 1992. Previously, he was Sales Manager of QT, Inc. His primary roles of responsibility have been the direct sales and marketing efforts in the ski and amusement park industries. Mr. Haller received a BS in Human Biology from the University of Washington in 1977.


                             EXECUTIVE COMPENSATION

         The following table shows compensation for services rendered to the Company during the fiscal years ended December 31, 1997, 1996 and 1995, respectively, by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer. Each executive officer serves under the authority of the Board of Directors. No other executive officer of the Company received cash compensation that exceeded $100,000 during the fiscal years ended December 31, 1997, 1996 and 1995. Therefore, pursuant to Item 402 of Regulation S-B, only compensation for each of the Chief Executive Officer and the Senior Vice President and Chief Financial Officer is shown.

                           SUMMARY COMPENSATION TABLE


                                          Annual Compensation                    Long-Term Compensation
                                  ---------------------------------------------------------------------------
                                                                               Awards              Payouts
                                                                     ----------------------------------------
                                                                                     Securities                All Other
                                                        Other Annual  Restricted     Underlying     LTIP        Compen-
Name and Principal                             Bonus    Compensation   Stock        Options/SARs   Payouts      sation
    Position               Year   Salary ($)   ($)(c)       ($)       Award(s)($)        (#)         ($)          ($)
---------------------------------------------------------------------------------------------------------------------------
Carey F. Daly,  II,        1997  $200,000    $ 20,000  $  8,333(a)       0                   0        0           0
President and              1996   200,000           0    12,500(a)       0           200,000/0        0           0
Chief Executive Officer    1995   137,809           0         0          0                   0        0           0
---------------------------------------------------------------------------------------------------------------------------
Mark T. Schuur, Senior     1997  $112,916           0         0          0            15,000/0        0           0
Vice President and Chief   1996    35,333(b)        0         0          0            20,000/0        0           0
Financial Officer          1995      --          --         --          --                           --          --
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


----------
(a)  Represents payment for accrued vacation benefits.

(b)  Mr. Schuur's employment with the Company commenced in September 1996.

(c) The Company has no set bonus policy. Bonuses are awarded by the independent directors of the Board.


Stock Option Plan

         The Board of Directors of the Company adopted an Amended and Restated Stock Incentive Plan (the "Option Plan") on December 16, 1997 in order to attract and retain qualified personnel. Under the Option Plan, options to purchase up to 2,000,000 shares of Common Stock may be granted to officers and key employees of the Company and directors who are also officers or key employees of the Company. Options granted under the Option Plan are intended to qualify as incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended.

         Subject to the terms of the Option Plan, the Board of Directors is authorized to select optionees and determine the number of shares covered by each option, its exercise price and certain of its other terms. The exercise price of incentive stock options granted under the Option Plan may not be less than the fair market value of the Company's Common Stock on the date of the grant and may not be less than 110% of such fair market value with respect to any incentive stock option granted to a participant who owns 10% or more of the Company's outstanding Common Stock. In general, options become exercisable in equal annual installments. The period within which any incentive stock option may be exercised cannot exceed ten years from the date of grant. Unless otherwise provided in an award agreement with a participant, all options expire immediately upon the termination of the participant's employment. If the participant's employment terminates due to retirement or resignation, the Board of Directors may permit options to continue until the expiration date set forth in the applicable award agreement. If the participant's employment terminates due to death or disability, the options will continue until the expiration date set forth in the applicable award agreement. To the extent required by law for an option to qualify as an incentive stock option, no option intended to qualify as an incentive stock option may be exercised while any options previously granted to that optionee are outstanding. As of the date of this Prospectus, 410,833 options are outstanding.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                  Individual Grants
----------------------------------------------------------------------------------------
                                              Percent of
                                 Number of      Total
                                Securities     Options/
                                Underlying      SARS(a)
                                 Options/     Granted to
                                  SARS(a)     Employees       Exercise or
                                 Granted       in Fiscal       Base Price    Expiration
          Name                     (#)           Year            ($/Sh)         Date
----------------------------------------------------------------------------------------
    Carey F. Daly, II,
    President and Chief
    Executive Officer               0             N/A              N/A           N/A
----------------------------------------------------------------------------------------
    Mark T. Schuur, Senior
    Vice President and
    Chief Executive Officer      15,000          7.01%            23.00       12/23/07
----------------------------------------------------------------------------------------


----------
a   To date, the Company has issued no SARS.


              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES



                                                                         Number of
                                                                         Securities              Value of
                                                                         Underlying            Unexercised
                                                                         Unexercised           In-the-Money
                                                                        Options/SARs(a)       Options/SARs(a)
                                                                       at Fiscal Year-       at Fiscal Year-
                                                                          End (#)                 End ($)

                                        Shares            Value
                                      Acquired on        Realized       Exercisable/           Exercisable/
          Name                        Exercise(#)          ($)         Unexercisable          Unexercisable
----------------------------------------------------------------------------------------------------------------
    Carey F. Daly, II, President
    and Chief Executive Officer          N/A               N/A        66,667/133,333           $1,400,007/
                                                                                               $2,799,993

    Mark T. Schuur, Senior Vice
    President and Chief
    Financial Officer                   6,667            $96,204        0/28,333              $0/$305,726


----------
   a  To date, the Company has issued no SARs.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 21, 1998, by
(i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group.

         As of September 21, 1998, there were 13,558,995 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote per share.



Name and Address of                                                          Shares of               Percent of Common
Beneficial Owners and                                                      Common Stock             Stock Beneficially
Directors and Officers                                                   Beneficially Owned               Owned
-------------------------------------------------------------------------------------------------------------------------
5% Beneficial Owners:
Allen & Company Incorporated(1)                                              2,780,932(2)                 20.5%
711 Fifth Avenue
New York, New York 10022
-------------------------------------------------------------------------------------------------------------------------
Deferred Compensation Trust for Carey F. Daly, II(3)                         1,876,978                     13.8%
1221 North Dutton Ave.
Santa Rosa, California 95401
-------------------------------------------------------------------------------------------------------------------------
Officers and Directors:
Carey F. Daly, II                                                              619,126(4)                   4.6%
1221 North Dutton Ave.
Santa Rosa, California 95401
-------------------------------------------------------------------------------------------------------------------------
Mark T. Schuur                                                                  13,334(5)                    *
14201 NE 200th Street
Woodinville, Washington 98072
-------------------------------------------------------------------------------------------------------------------------
Glenn A. Okun                                                                  511,303(6)                   3.8%
1221 North Dutton Ave.
Santa Rosa, California 95401
-------------------------------------------------------------------------------------------------------------------------
Monte P. Strohl                                                                 67,000                       *
13720 68th Avenue West
Edmonds, Washington 98026
-------------------------------------------------------------------------------------------------------------------------
Linda Wing                                                                       None                       N/A
6117 Wilryan Avenue
Minneapolis, Minnesota 55436
-------------------------------------------------------------------------------------------------------------------------
Officers and Directors as a Group (7 persons)                                1,201,562                      9.2%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

----------
*  Less than 1%.


(1) Allen & Company Incorporated, a New York corporation, is wholly-owned by Allen Holding Inc., a Delaware corporation of which members of the Allen family are beneficial owners of a majority of the shares. The remaining shares of Allen Holding Inc. are owned by officers of Allen actively involved in its business.

(2) Excludes approximately 1,578,000 additional shares owed by persons affiliated with Allen & Company Incorporated.

(3) Mr. Daly has no voting power over or power to dispose of the 1,876,978 shares held in the trust. Mr. Edward L. Mueller, General Counsel to the Company, is the trustee.

(4) Includes options to acquire 133,334 shares, which options are currently exercisable. Excludes (a) 203,000 shares owned by Mr. Daly's wife, (b) options to acquire 66,666 shares, which options are not currently exercisable and (c) 1,876,978 shares held in the Deferred Compensation Trust for Carey F. Daly, II, over which Mr. Daly has no power to vote or dispose.
                                       31

(5) Excludes options to acquire 21,666 shares, which options are not currently exercisable.

(6) Includes 75,000 shares owned by Mr. Okun jointly with his wife. Excludes 145,455 shares held in an account of a client of Mr. Okun, shares over which Mr. Okun has the power to vote and discretion to dispose. Mr. Okun disclaims beneficial ownership of the 145,455 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Carey F. Daly, II, the President and Chief Executive Officer of the Company, has previously personally guaranteed $1,292,500 principal amount of indebtedness of the Company. In May 1995, April 1996 and September 1996, the Company issued an aggregate of 646,250 shares of its Common Stock to Mr. Daly in consideration for his entering into such guaranty.

         In 1996, the Company issued to Allen & Company Incorporated, a financial advisor to the Company, 300,000 shares of its Common Stock in payment for $300,000 in fees owed by the Company to Allen & Company for financial consulting services. Allen & Company purchased shares of Common Stock of the Company (including the 1996 fee for services issuance) in connection with a series of transactions at a weighted average price per share of $0.70. Mr. Glenn Okun, a director of the Company, was, until April 1998, also a Director and Vice President of Allen & Company.

         As part of the Company's private offering of Common Stock pursuant to Rule 506 of Regulation D of the Securities Act, the Company entered into a Placement Agency Agreement with Allen & Company Incorporated, whereby the Company agreed to pay Allen & Company Incorporated a placement fee of 5% of the aggregate amount of Common Stock purchased by a subscriber. The Company paid Allen & Company Incorporated an aggregate amount of $349,974 as its placement fee. In addition, Mitchum, Jones & Templeton, Inc. ("Mitchum Jones"), an investment banking firm for whom Mr. Okun is now a principal, received a 5% placement fee in connection with a subscription for Common Stock by one of his firm's clients. Mitchum Jones received $100,000 as its placement fee for that purchase. Allen & Company Incorporated did not receive a placement fee in connection with the subscription by Mitchum Jones' client.

         In connection with the agreement with Scrip Advantage, Scrip Advantage has agreed to elect a Company designee to its Board of Directors. Initially, Carey F. Daly II, the President and Chief Executive Officer of the Company, will be elected to such Board. The Company has advanced $50,000 to Scrip Advantage in exchange for a demand promissory note. The note is convertible into equity of Scrip Advantage at the Company's sole option.

         The Company believes that the terms of the transactions with affiliates of the Company are fair and reasonable in light of prevailing market conditions at the time when such arrangements were implemented and in light of the circumstances under which such arrangements were made. The disinterested members of the Board of Directors will continue to review any ongoing relationships with such affiliates to assure that such transactions are consistent with the fiduciary duties of the directors to the stockholders of the Company.


                            DESCRIPTION OF SECURITIES

         The following is a summary of the provisions of the Company's Certificate of Incorporation and By-Laws, and is qualified in its entirety by reference thereto.

         The Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). There are currently 13,558,995 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

         The Company's Certificate of Incorporation provides that the Board of Directors, without stockholder approval, has the authority to issue Preferred Stock from time to time in series and to fix the stockholder approval, has the authority to issue Preferred Stock from time to time in series and to fix the designation, powers (including voting powers, if any), preferences and relative, participating, optional, conversion and other special rights and the qualifications, limitations and restrictions of each series.

         No holder of Common Stock has any pre-emptive right to subscribe for any securities of the Company. All outstanding shares of capital of the Company are fully paid and non-assessable. Holders of Common Stock are not entitled to cumulative voting and are entitled to one vote per share with respect to all matters that are required by law to be submitted to the stockholders, including the election of directors.

         The transfer agent for the Company's Common Stock is American Stock Transfer Company, 40 Wall Street, New York, New York.


                            THE SELLING STOCKHOLDERS

         The persons listed below comprise the Selling Stockholders when shares are being offered pursuant to the Prospectus. The Company is obligated to update this Prospectus periodically until the shares offered hereby are sold.


  Name of Selling Securityholder          Amount Of         Amount Of          Amount of Common
                                        Common Stock      Common Stock         Stock To Be Held
                                           Owned             To Be             After Offering Is
                                                           Registered             Complete
---------------------------------------------------------------------------------------------------
  General Electric Pension Trust          290,909           290,909                  0*
---------------------------------------------------------------------------------------------------
  Mercantile Equity Partners I, L.P.       72,727            72,727                  0*
---------------------------------------------------------------------------------------------------
  Oscar Investment Fund, L.P.              54,545            54,545                  0*
---------------------------------------------------------------------------------------------------
  Twinstar International, Ltd.            153,455           145,455              8,000*
---------------------------------------------------------------------------------------------------
  Whittier Opportunity Fund               188,545            54,545            134,000*
---------------------------------------------------------------------------------------------------
  Whittier Ventures LLC                    36,327            36,327                  0*
---------------------------------------------------------------------------------------------------
  Total                                                     654,508
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


----------
* Assumes all shares registered pursuant to this Registration Statement are sold.


                              PLAN OF DISTRIBUTION

         The Company will not receive any of the proceeds of the sale of the Common Stock offered hereby. The Common Stock may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom they may act as agent. The Selling Stockholders and any such brokers, dealers or agents who participate in the distribution of the Common Stock may be deemed to be "underwriters", and any profits on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         The Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Common Stock is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock. In addition, the Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

         To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Stockholders and any broker, dealer, agent or underwriter regarding the sale of the Common Stock by the Selling Stockholders. There is no assurance that any Selling Stockholder will sell any or all of the Common Stock offered by it hereunder or that any such Selling Stockholder will not transfer, devise or gift such Common Stock by other means not described herein.

         The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders and any other such person. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

         Pursuant to the registration rights set forth in the various Subscription Agreements between the Company and the Selling Stockholders, each of the Company and the Selling Stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents, transfer taxes and fees and expenses of Selling Stockholders' counsels.


                                 INDEMNIFICATION

         The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The

Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to its By-Laws.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE COMPANY OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE COMPANY IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE COMPANY WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

         The Company carries directors' and officers' liability insurance covering losses up to $3,000,000 (subject to certain deductible amounts).


                                 LEGAL OPINIONS

         The law firm of Christy & Viener, special counsel to the Company, 620 Fifth Avenue, New York, New York 10020, has rendered an opinion regarding the validity of the Shares offered hereby.


                                     EXPERTS

         The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS


                                                                       Page
                                                                       ----
Report of Independent Accountants                                        F-2

Financial Statements:

Year Ended December 31, 1997 (Audited)

  Consolidated Balance Sheets at December 31, 1997 and 1996              F-3

  Consolidated Statements of Income for the Years
   Ended December 31, 1997, 1996 and 1995                                F-4

  Consolidated Statement of Stockholders' Equity for the
   Years Ended December 31, 1997, 1996 and 1995                          F-5

  Consolidated Statements of Cash Flows for the Years
   Ended December 31, 1997, 1996 and 1995                                F-6

  Notes to Consolidated Financial Statements for the Years
   Ended December 31, 1997, 1996 and 1995                                F-7

Quarter Ended June 30, 1998 (Unaudited)

  Unaudited Consolidated Balance Sheets for the Fiscal Quarter
   Ended June 30, 1998                                                   F-21

  Unaudited Consolidated Statements of Operations for the Three
   and Six Months Ended June 30, 1998 and June 30, 1997                  F-22

  Unaudited Consolidated Statements of Cash Flows for the Three
   and Six Months Ended June 30, 1998 and June 30, 1997                  F-23

  Unaudited Notes to Consolidated Financial Statements for the
   Fiscal Quarter Ended June 30, 1998                                    F-24


Report of Independent Accountants



Board of Directors
The Pathways Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of The Pathways Group, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the three years ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Pathways Group, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for the three years ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/ PricewaterhouseCoopers LLP
------------------------------

Seattle, Washington
February 24, 1998

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1997 AND 1996


ASSETS
                                                       1997           1996

Current assets:
  Cash and cash equivalents                     $  3,759,720   $  2,390,127
  Accounts receivable                                 66,493        102,511
  Inventory                                          202,749        382,089
  Prepaid expenses and deposits                      101,407
                                                ------------   ------------
     Total current assets                          4,130,369      2,874,727
                                                ------------   ------------

Restricted cash                                       70,500
Software, net of accumulated amortization
  of $1,911,830 and $1,318,371                     1,605,098      1,758,850
Property and equipment, net of
  accumulated depreciation                           722,678        388,280
Other assets                                         188,195         50,282
                                                ------------   ------------

     Total assets                               $  6,716,840   $  5,072,139
                                                ------------   ------------
                                                ------------   ------------
        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable to banks, current maturities      $    551,991   $    370,250
  Accounts payable                                   206,986        664,767
  Accrued expenses                                   222,797        343,636
                                                ------------   ------------

     Total current liabilities                       981,774      1,378,653

Notes payable to banks, net of current
  maturities                                         509,900        731,891
                                                ------------   ------------

     Total liabilities                             1,491,674      2,110,544
                                                ------------   ------------
Commitments and contingencies

Stockholders' equity:
  Preferred stock, .01 par value; 1,000,000
    shares authorized; no shares issued
    and outstanding
  Common stock, .01 par value; 50,000,000
    shares authorized; 12,904,487 and
    11,756,004 shares issued and
    outstanding, respectively                        129,045        117,560
  Additional paid in capital                      18,052,730     12,214,123
  Accumulated deficit                            (12,956,609)    (9,370,088)
                                                ------------   ------------

     Total stockholders' equity                    5,225,166      2,961,595
                                                ------------   ------------

     Total liabilities and stockholders' equity  $ 6,716,840   $  5,072,139
                                                ------------   ------------
                                                ------------   ------------

                The accompanying notes are an integral part of the
                         consolidated financial statements.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                            1997         1996           1995

Sales, net                             $    61,785  $   108,418    $   512,250
Cost of sales                               19,492       65,194         69,081
                                       -----------  -----------    -----------

     Gross margin                           42,293       43,224        443,169
                                       -----------  -----------    -----------

Selling, general and
  administrative expenses                2,775,507    1,650,295      1,949,499
Amortization and write-off of software     593,459      537,232        737,645
Depreciation                               208,814      121,269         74,973
                                       -----------  -----------    -----------

     Total operating expenses            3,577,780    2,308,796      2,762,117
                                       -----------  -----------    -----------

Loss from operations                    (3,535,487)  (2,265,572)    (2,318,948)

Other expenses:
  Interest expense, net                     51,034      367,305        327,599
  Loan guarantee fees to stockholder                    200,000          5,000
                                       -----------  -----------    -----------

     Net loss                          $(3,586,521) $(2,832,877)   $(2,651,547)
                                       -----------  -----------    -----------
                                       -----------  -----------    -----------

Basic and fully diluted net
  loss per share                            $(0.30)      $(0.57)        $(1.49)
Shares used in per share
  calculation
                                        12,102,755    4,964,640      1,784,466
                                       -----------  -----------    -----------
                                       -----------  -----------    -----------

                  The accompanying notes are an integral part of
                       the consolidated financial statements.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                          ---------------------------
                                                                 Common Stock           Additional
                                                          ---------------------------     Paid-In      Accumulated
                                                             Shares          Amount       Capital        Deficit         Total
                                                          ------------   ------------   ------------   ------------   ------------
Stockholders' deficit, January 1, 1995                         417,500   $     15,118   $  1,974,972   $ (3,760,664)  $ (1,770,574)
Issuance of common stock for cash                              210,000          2,100        207,900                       210,000
Issuance of common stock upon conversion of
     note payable to stockholder                               100,000          1,000         99,000                       100,000
Issuance of common stock upon conversion of
     notes payable to individuals                              150,000          1,500        148,500                       150,000
Issuance of common stock in connection with
     the acquisition of Sprinticket, Inc.                      819,500          8,195        811,305                       819,500
Obligation to issue common stock for loan
     guarantees by a stockholder                                                   50          4,950                         5,000
Issuance of common stock for loan guarantees
     by a stockholder                                          757,000
Issuance of warrants to purchase common stock                                   4,356        431,244                       435,600
Net loss                                                                                                 (2,651,547)    (2,651,547)
                                                          ------------   ------------   ------------   ------------   ------------

Stockholders' deficit, December 31, 1995                     2,454,000         32,319      3,677,871     (6,412,211)    (2,702,021)

Issuance of common stock for cash                            5,162,619         51,626      5,208,374                     5,260,000
Issuance of common stock for investment banking
     services to stockholder                                   300,000          3,000        297,000                       300,000
Issuance of common stock for loan guarantees to
     stockholder                                               200,000          2,000        198,000                       200,000
Issuance of common stock for loan guarantees to
     stockholder (earned and accrued prior to 1996)            342,292
Exercise of warrants to purchase common stock
     by stockholder                                            440,000             44          4,356                         4,400
Issuance of common stock upon conversion of notes
     payable (including 1,303,672 shares to stockholders)    1,470,331         14,703      1,455,628                     1,470,331
Issuance of common stock for wages, interest, consulting
     and professional fees and conversion of accrued
     expenses (including 862,899 shares to stockholders)     1,161,762         11,618      1,150,144                     1,161,762
Issuance of common stock for acquisition of minority
     interest in SPRINTICKET, Inc.                             225,000          2,250        222,750                       225,000
Exchange of land for common stock of Pathways
     International, Ltd.                                                                                   (125,000)      (125,000)
Net loss                                                                                                 (2,832,877)    (2,832,877)
                                                          ------------   ------------   ------------   ------------   ------------

Stockholders' equity, December 31, 1996                     11,756,004        117,560     12,214,123     (9,370,088)     2,961,595

Redemption of common stock for cash                            (33,737)          (337)       (27,663)                      (28,000)
Issuance of common stock for convertible debenture               3,000             30          2,970                         3,000
Issuance of common stock upon exercise of stock
     options and warrants                                      345,887          3,459      1,013,677                     1,017,136
Net proceeds from initial public offering of common stock      833,333          8,333      4,849,623                     4,857,956
Net loss                                                                                                 (3,586,521)    (3,586,521)
                                                          ------------   ------------   ------------   ------------   ------------

Stockholders' equity, December 31, 1997                     12,904,487   $    129,045   $ 18,052,730   $(12,956,609)  $  5,225,166
                                                          ------------   ------------   ------------   ------------   ------------
                                                          ------------   ------------   ------------   ------------   ------------

The accompanying notes are an integral part of the consolidated financial statements.


THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                   1997            1996          1995
                                                                -----------    -----------    -----------
Cash flows from operating activities:
  Net loss                                                      $(3,586,521)   $(2,832,877)   $(2,651,547)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation                                                   208,354        121,269         74,973
     Amortization and write-off of software                         593,459        537,232        737,645
     Investment banking services                                                   300,000
     Loan guarantee fees                                                           200,000
     Issuance of common stock for wages, interest,
       consulting and professional fees                                            281,573
     Issue of warrants to purchase common stock                                                   435,600
     Loan guarantee fees to stockholder                                                             5,000
     Write-off of net accounts receivable                                                         486,755
     Effects of changes in operating assets and
       liabilities, net of effects from acquisition
       of businesses:
       Trade accounts receivable                                     36,018        (77,965)       (16,870)
       Inventory                                                     56,963       (331,857)
       Prepaid expenses and deposits                               (101,407)                           29
       Other assets                                                (137,913)       (38,838)         2,268
       Accounts payable                                            (335,404)       107,554         75,938
       Accrued expenses                                            (120,839)      (206,571)       592,771
                                                                -----------    -----------    -----------

          Net cash used in operating activities                  (3,387,290)    (1,940,480)      (257,438)
                                                                -----------    -----------    -----------

Cash flows from investing activities:
  Restricted cash                                                   (70,500)
  Capital expenditures                                             (542,752)       (59,059)        (7,528)
  Capitalized software development costs                           (439,707)      (236,946)      (301,165)
  Cash acquired in acquisition of businesses                                                       55,374
                                                                -----------    -----------    -----------

          Net cash used in investing activities                  (1,052,959)      (296,005)      (253,319)
                                                                -----------    -----------    -----------

Cash flows from financing activities:
  Principal payments on notes payable to banks                      (34,750)      (517,532)       (15,993)
  Principal payments on notes payable to stockholders                (2,500)      (111,634)        (2,385)
  Principal payments on notes payable to others                                   (517,161)        (2,682)
  Redemption of common stock                                        (28,000)
  Proceeds from notes payable to banks                                                              4,361
  Proceeds from notes payable to stockholders                                       35,670        130,568
  Proceeds from notes payable to others                                            463,500        195,659
  Proceeds from issuances of common stock,
    net of offering costs of $142,044                             5,875,092      5,264,400        210,000
                                                                -----------    -----------    -----------

          Net cash provided by financing activities               5,809,842      4,617,243        519,528
                                                                -----------    -----------    -----------

Increase in cash and cash equivalents                             1,369,593      2,380,758          8,771
Cash and cash equivalents, beginning of year                      2,390,127          9,369            598
                                                                -----------    -----------    -----------

Cash and cash equivalents, end of year                          $ 3,759,720    $ 2,390,127    $     9,369
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

The accompanying notes are an integral part of the consolidated financial statements.


THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND BASIS OF PRESENTATION:

     THE COMPANY

     The accompanying consolidated financial statements include the accounts of The Pathways Group, Inc. ("TPG") and its wholly-owned and majority-owned subsidiaries as of December 31, 1997 and 1996 and for the three years ended December 31, 1997. All intercompany balances and transactions have been eliminated. TPG's subsidiaries include Pathways International, Ltd. ("PIL"), SPRINTICKET, Inc. ("ST"), PT Link, Inc. ("PT Link") and the Pathways Group, a wholly-owned subsidiary incorporated in the state of Hawaii in August 1997. TPG and its subsidiaries (the "Company") are primarily engaged in providing specialized transaction processing services through the development of proprietary software and hardware systems including credit card and multiple application smart card technologies.
     The Company derives its revenue principally from transaction processing fees charged to the merchant and the sale of related terminals, hardware systems and smart cards.

     BUSINESS COMBINATIONS

     In April 1995, TPG acquired 77.53% of the outstanding stock of ST through the issuance of 819,500 shares of TPG's common stock. This transaction has been accounted for as a purchase in accordance with generally accepted accounting principles.

     A summary of the allocation of the purchase price for this acquisition is as follows:

     Assets acquired:
          Cash                                   $    55,374
          Accounts receivable                          8,522
          Inventory                                   50,232
          Property and equipment                     475,319
          Software                                 1,328,642
          Other assets                                 1,508
                                                 -----------

               Total assets acquired               1,919,597
               Liabilities assumed                (1,100,097)
                                                 -----------

                                                 $   819,500
                                                 -----------
                                                 -----------

     In 1996 and 1997, TPG acquired the remaining minority interest in ST. The Company's acquisition of the remaining minority interest of ST was accounted for as a purchase with the purchase price of $300,000 being allocated to software and amortized in accordance with the Company's amortization policy.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND BASIS OF PRESENTATION, CONTINUED:

     REINCORPORATION

     In May 1997, TPG reincorporated in the State of Delaware. At such time, the number of authorized shares of common stock was reduced from 500,000,000 to 50,000,000. The par value was changed to $.01 per share and 1,000,000 shares of preferred stock were authorized. All prior periods presented have been adjusted to reflect these changes in the capital stock accounts.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 1997 and 1996, cash equivalents consisted of money market accounts and U.S. Treasury Bills.

     INVENTORY

     Inventory is stated at the lower of cost (as determined by the first-in, first-out method) or market.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation expense is provided by the straight-line method over the estimated useful lives of the property and equipment which is estimated to be five years, with the exception of computer equipment as to which the life is three years. Expenditures for renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and the related gains and losses are included in the results of operations.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     SOFTWARE

     Software development costs incurred in conjunction with product development are charged to expense until technological feasibility is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value of each product. In 1997, approximately $102,000 was charged to research and development. In 1996 and 1995, research and development expenses were not material. The establishment of technological feasibility and the on-going assessment of the recoverability of costs require considerable judgment by the Company with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. After consideration of the above factors, the Company amortizes capitalized software costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on, generally five years.

     INCOME TAXES

     Deferred tax assets and liabilities are recorded for differences between the financial statement and tax bases of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents and accounts receivable approximate fair value due to their short-term maturities. The carrying value of debt approximates their estimated fair values because the rates of interest on the debt approximates current interest rates for similar obligations with like maturities.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the company to concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash with high quality financial institutions. At times, such cash may exceed federally insured limits. Approximately 55% and 63% of accounts receivable at December 31, 1997 and 1996 are concentrated with one customer.

     REVENUE RECOGNITION AND REVENUE SHARING AGREEMENTS

     Revenue from hardware and software sales are recognized when a product is shipped. The Company has revenue sharing and transaction processing agreements with merchants who process commercial transactions through the Company's hardware and software systems provided on site to the merchants. Transaction processing fee revenue is recognized at the time transactions are processed and the related transaction fee has been collected.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and assumptions.

     It is reasonably possible that the estimates of anticipated future gross revenues and the remaining estimated economic life of the Company's products used to calculate amortization of software development costs may be reduced significantly in the near term. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

3.   INVENTORY:

     Inventory at December 31, 1997 and 1996 consisted of the following:

                                                      1997          1996
                                                   ---------      ---------

     Smart cards and related packaging             $ 149,204      $ 185,834
     Smart card terminals and computer hardware       53,545        145,004
     Materials and supplies                                          51,251
                                                   ---------      ---------
                                                   $ 202,749      $ 382,089
                                                   ---------      ---------
                                                   ---------      ---------

     4.   PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1997 and 1996 consisted of the following:

                                                      1997          1996
                                                  ----------     ----------


     Ticket dispensing systems                    $  465,500     $  465,500
     Computer equipment and software                 367,907         87,059
     Furniture and fixtures                           42,635         34,031
     Leasehold improvements                          258,239          4,939
                                                  ----------     ----------

                                                   1,134,281        591,529
     Less accumulated depreciation                  (411,603)      (203,249)
                                                  ----------     ----------

                                                  $  722,678     $  388,280
                                                  ----------     ----------
                                                  ----------     ----------

     Computer equipment and software includes $56,384 for software purchased but not placed in service in 1997.


5.   OTHER ASSETS:

     In 1992, the Company acquired land for $250,000 in exchange for a $125,000 note payable and the issuance of 10,000 shares of common stock. In August 1996, the Company entered into an agreement whereby the land was returned to the seller in exchange for the note payable and the shares of common stock. There was no gain or loss as a result of the settlement.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

6.   NOTES PAYABLE TO BANKS:

     Notes payable to banks at December 31, 1997 and 1996 consisted of the following:

                                                     1997           1996
                                                   ---------      ---------

Note payable to bank, interest at bank's
  prime rate (8.5% at  December 31,1997) plus
  2%, principal due in February 1998, interest
  due monthly, guaranteed by certain stockholders
  and collateralized by substantially all of
  the assets of TPG                                $  50,000      $  50,000

Note payable to bank, interest at bank's prime
  rate (8.5% at December 31, 1997) plus 1.5%,
  principal due in various installments from
  February 1988  through November 1998,
  interest due monthly, guaranteed by certain
  stockholders and collateralized by
  substantially all of the assets of PIL             190,000        190,000

Note payable to bank, interest at bank's prime
  rate (8.5% at December 31, 1997) plus 1.5%,
  principal due in various installments from
  May 1998 through February 1999, interest due
  monthly, guaranteed by certain stockholders
  and collateralized by substantially all of
  the assets of PIL                                  150,000        150,000

Note payable to bank, interest at prime (8.5%
  at December 31, 1997) plus 1.5%, principal due
  in various installments from February 1998
  through May 1, 1999 (however, the note payable
  will be due in full upon the sale or transfer
  of either a controlling ownership interest
  in PT Link or substantially all of PT Link's
  assets occurring prior to May 1, 1999),
  interest due monthly and collateralized by
  substantially all of the assets of PT Link         330,000        364,750

Note payable to bank, interest at prime
  (8.5% at December 31, 1997) plus 2.75%,
  principal due in various installments from
  February 1998 through September 2001,
  interest due monthly, guaranteed by certain
  stockholders, and collateralized by
  substantially all of the assets of PIL             341,891        341,891

Other                                                                 5,500
                                                   ---------      ---------

                                                   1,061,891      1,102,141
Less current maturities                             (551,991)      (370,250)
                                                   ---------      ---------

                                                   $ 509,900      $ 731,891
                                                   =========      =========

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

6.   NOTES PAYABLE TO BANKS, CONTINUED:

     The contractual principal maturities of notes payable to banks at December 31, 1997 are as follows:

           1998                                   $  551,991
           1999                                      336,712
           2000                                      107,901
           2001                                       65,287
                                                  ----------

                                                  $1,061,891
                                                  ----------
                                                  ----------

7.   ACCRUED EXPENSES:

     Accrued expenses at December 31, 1997 and 1996 consisted of the following:

                                                      1997           1996

     Interest payable                              $  20,403      $ 105,273
     Accrued payroll and related taxes                 4,800         70,433
     Insurance premiums payable                       48,798
     Other accrued expenses                          148,796        167,930
                                                   ---------      ---------

                                                   $ 222,797      $ 343,636
                                                   ---------      ---------
                                                   ---------      ---------

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

8.   INCOME TAXES:

     At December 31, 1997, the Company had accumulated net operating loss carryforwards for tax purposes of approximately $10,794,000 which expire through 2012. As a result of acquisitions, the availability of these net operating losses will be limited to a prescribed amount each year as specified in the Internal Revenue Code. Net operating losses accumulated through the dates of acquisition of PT Link and ST will be limited to their separate taxable income.

     The following is a reconciliation of the income tax benefit to the amount based on the statutory Federal rate of 34%:


                                                          1997          1996           1995

     Federal income tax benefit at statutory rate     $(1,219,417)   $  (963,178)   $  (901,526)
     Losses which provide no current tax benefit        1,215,851        949,604        899,884
     Other, net                                             3,566         13,574          1,642
                                                      -----------    -----------    -----------

          Income tax benefit                          $     -        $     -        $     -
                                                      -----------    -----------    -----------
                                                      -----------    -----------    -----------


          Deferred income taxes under the liability method reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

8.   INCOME TAXES, CONTINUED:

     The significant components of the Company's deferred income tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                    1997           1996

     Deferred income tax assets:
       Tax loss carryforwards                    $ 3,670,117    $ 2,455,601
       Debt guarantee fees to stockholder            439,466        439,466
       Accrued compensation                          203,809        202,990
       Other                                          22,242          4,430
                                                 -----------    -----------

          Deferred income tax assets               4,335,634      3,102,487
                                                 -----------    -----------

     Deferred income tax liability:
       Depreciation                                   53,741         36,715
                                                 -----------    -----------

          Deferred income tax liability               53,741         36,715
                                                 -----------    -----------

     Valuation allowance                          (4,281,893)    (3,065,772)
                                                 -----------    -----------

       Net deferred income tax assets            $     -        $     -
                                                 -----------    -----------
                                                 -----------    -----------

     A full valuation allowance has been recorded at December 31, 1997 based on management's determination that the recognition criteria for realization has not been met.


9.   COMMITMENTS:

     LEASE COMMITMENTS

     The Company leases its facilities in Woodinville, Washington, Santa Rosa, California and Honolulu, Hawaii and also leases certain vehicles and office equipment under operating lease agreements expiring in the years 1998 to 2002. In 1997, the Company entered into a master lease agreement with a bank which provides up to $400,000 of credit to the Company for the lease of certain computer and office equipment and furniture. The lease is for a period of 34 months and contains an option to acquire the equipment at the end of the lease term for the fair market value of the equipment. The lease provisions require the Company to maintain up to $200,000 in a certificate of deposit at the bank as collateral for the lease, and to deposit additional funds if the Company's cash and cash equivalents are not maintained above $800,000. Of the $200,000, $70,500 has been classified as restricted cash at December 31, 1997.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

9.   COMMITMENTS, CONTINUED:

     LEASE COMMITMENTS, CONTINUED

     This lease has been accounted for as an operating lease. As of December 31, 1997, the Company has drawn approximately $141,000 on the lease line and has approximately $259,000 available. The approximate future minimum rental commitments as of December 31, 1997 under these operating leases are as follows:

          1998                                    $  295,000
          1999                                       262,000
          2000                                       252,000
          2001                                       158,000
          2002                                        96,000
                                                  ----------

                                                  $1,063,000
                                                  ----------
                                                  ----------

     Rent expense for the years ended December 31, 1997, 1996 and 1995 was approximately $147,000, $100,000 and $61,000, respectively.

     PURCHASE COMMITMENTS AND DEPOSITS

     As of December 31, 1997, the Company has made deposits of $118,087 towards purchase commitments on furniture and computers totaling $223,112. The deposits are included in other assets.


10.  EMPLOYMENT AGREEMENTS AND STOCK OPTIONS:

     EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain employees and officers. The agreements provide for future salary, benefits and stock option grants to the employee/officers during their terms of employment. The agreements also contain non-compete restrictions on the employee/officers and provide for certain severance obligations in the event of termination without cause (as defined). In addition, one of the officers receives one-half share of TPG common stock for each dollar of debt personally guaranteed by the officer. In 1996 and 1995, the officer earned 200,000 and 5,000 shares of TPG common stock under this provision.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

10.  EMPLOYMENT AGREEMENTS AND STOCK OPTIONS, CONTINUED:

     STOCK OPTIONS

     In December 1997, the Company's Board of Directors adopted The Pathways Group, Inc. 1996 Stock Incentive Plan (the "Plan"), which provides for the issuance of incentive stock options ("ISOs") and non-qualified options to key management and reserved a total of 2,000,000 shares of common stock pursuant to the Plan.

     ISOs may be issued only to employees of the Company and have a maximum term of 10 years from the date of grant. The exercise price for ISOs may not be less than 100% of the estimated fair market value of the common stock at the time of the grant, and the aggregate fair market value (as determined at the date of the grant) of shares issuable upon the exercise of ISOs for the first time in any one calendar year may not exceed $100,000. In the case of options granted to holders of more than 10% of the voting power of the Company, the exercise price may not be less than 110% of the estimated fair market value of the common stock at the time of grant, and the term of the option may not exceed five years. Options become exercisable in whole or in part from time to time as determined by the Board of Directors, which will administer the Stock Incentive Plan. Generally, options vest over periods ranging from one to three years.

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation". The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the exercise price to be paid to acquire the stock.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

10.  EMPLOYMENT AGREEMENTS AND STOCK OPTIONS, CONTINUED:

     STOCK OPTIONS, CONTINUED

     Option activity for the years ended December 31, 1997 and 1996 is as follows:


                                                                  WEIGHTED
                                                                   AVERAGE
                                                     SHARES     EXERCISE PRICE

     Balance, January 1, 1996                           -
     Granted                                         230,000       $   2.83
     Exercised                                          -
     Canceled                                           -
                                                     -------       --------

     Balance, December 31, 1996                      230,000           2.83
     Granted                                         214,000          19.79
     Exercised                                       (10,001)          1.71
     Canceled                                         (6,666)          3.00
                                                     -------       --------

     Balance, December 31, 1997                      427,333       $  11.35
                                                     -------       --------
                                                     -------       --------

     No compensation expense has been recorded for options granted in 1997 and 1996 because the exercise price of the options granted was equal to the fair value of the related shares based upon the price of the Company's common stock.

     The following table summarizes information about options outstanding at December 31, 1997:

              OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
------------------------------------------------   ----------------------------
                               WEIGHTED AVERAGE
    WEIGHTED                       REMAINING                        WEIGHTED
     AVERAGE        NUMBER OF   CONTRACTUAL LIFE   NUMBER OF        AVERAGE
  EXERCISE PRICES     SHARES       (IN YEARS)        SHARES      EXERCISE PRICE

     $ 2.88          213,333            9             66,667          $3.00
      15.00          100,000           10
      24.00          114,000           10

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

10.  EMPLOYMENT AGREEMENTS AND STOCK OPTIONS, CONTINUED:

     STOCK OPTIONS, CONTINUED

     Pro forma information regarding the net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options granted after December 31, 1995 under the fair value method of that statement. The fair value of options granted in 1997 was estimated at the date of grant using the Black-Scholes option pricing model assuming no expected dividends and the following weighted-average assumptions: risk-free interest rates of 5.79% to 5.93%; volatility of 55%; and expected lives of 3 to 5 years. The weighted average fair value of options granted in 1997, as calculated using the Black-Scholes option pricing model, was $9.85 per option.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The following table presents pro forma net loss and net loss per share for the year ended December 31, 1997 as if the Company accounted for compensation expense related to stock options under the fair value method prescribed by SFAS 123:

                                                December 31,
                                                    1997

          Pro forma net loss                    $  3,743,575
                                                ------------
                                                ------------

          Pro forma net loss per share          $       0.31
                                                ------------
                                                ------------


     The fair value of options granted in 1996 was estimated on the date of grant using the minimum value method with the following weighted average assumptions:

          Risk free interest rate            5.76% to 6.16%

          Expected lives                     10 years

     There was no difference in 1996 compensation expense between the intrinsic value method as reported by the Company and the fair value method prescribed by SFAS 123 because no options vested in 1996.

THE PATHWAYS GROUP, INC. AND SUBSIDIARIES

11.  CAPITAL STOCK TRANSACTIONS:

     COMMON STOCK

     In May 1995, the Company entered into an agreement with an investment banking firm, Allen & Company Incorporated ("Allen"), whereby Allen is to assist the Company in developing an overall plan for its corporate and financial development and advise the Company on a variety of transaction proposals, including financing and acquisition alternatives. The duration of the agreement is for two years, with a provision for an automatic extension of one year, unless either party elects to terminate the agreement. In connection with the agreement, the Company issued Allen warrants to purchase 440,000 shares of TPG stock at $.01 per share for services to be provided by Allen. In 1996, the warrants were exercised for 440,000 shares of common stock by Allen for consideration of $4,400.

     In 1996, Allen purchased 39% of the outstanding common stock of TPG for $3,250,000. Also in 1996, the Company incurred a liability of $300,000 for services provided by Allen. The Company settled the obligation by issuing 300,000 shares of TPG stock to Allen.

     In December 1996, the Company sold through a private placement 783,734 shares of common stock for $2,000,000. In connection with the sale, the Company issued a warrant for the purchase of 335,886 shares of its common stock at $2.9772 per share, for an aggregate purchase price of $1,000,000. In December 1997, the warrant was exercised in full.

12.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                               1997        1996       1995

Cash paid during the year for interest       $241,637  $  283,993   $ 97,774
Non-cash transactions:
  Notes payable converted to common stock       3,000   1,470,331    250,000
  Accounts payable and accrued expenses
    converted to common stock                             880,189
  Acquisition of minority interest
    in subsidiary                                         225,000
  Exchange of land and note payable for
    common stock                                          250,000

     In 1997, the Company changed suppliers of its smart card terminals and readers. In connection with this supplier change, the Company returned $122,377 of smart card terminals previously recorded as inventory and accounts payable to its former supplier.

                     QUARTER ENDED JUNE 30, 1998 (UNAUDITED)

Consolidated Balance Sheets
(Unaudited)


                                                      June 30, 1998    December 31, 1997
                                                      -------------    -----------------
                  ASSETS

Current assets:

 Cash and cash equivalents ........................    $    382,809     $  3,759,720
 Accounts receivable ..............................          81,670           66,493
 Inventory ........................................         207,570          202,749
 Prepaid expenses and deposits ....................          69,907          101,407
                                                       ------------     ------------
  Total current assets ............................         741,956        4,130,369

Restricted cash ...................................         200,000           70,500
Software, net .....................................       1,424,359        1,605,098
Property and equipment, net .......................       1,027,312          722,678
Other assets ......................................         104,824          188,195
                                                       ------------     ------------

  Total assets ....................................    $  3,498,451     $  6,716,840
                                                       ------------     ------------
                                                       ------------     ------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

 Notes payable to banks, current maturities .......    $    571,839     $    551,991
 Accounts payable .................................         258,966          206,986
 Accrued expenses .................................         159,879          222,797
                                                       ------------     ------------
  Total current liabilities .......................         990,684          981,774

Notes payable to banks, net of current maturities .         220,344          509,900
                                                       ------------     ------------
  Total liabilities ...............................    $  1,211,028     $  1,491,674
                                                       ------------     ------------
Stockholders' equity:
 Preferred stock, $0.01 par value; 1,000,000 shares
  authorized; no shares issued and outstanding

 Common stock, $0.01 par value; 50,000,000 shares
  authorized; 12,904,487 issued and outstanding at
  June 30, 1998 and December 31, 1997 .............    $    129,045     $    129,045

Additional paid in capital ........................      18,052,730       18,052,730
Accumulated deficit ...............................     (15,894,352)     (12,956,609)
                                                       ------------     ------------

  Total stockholders  equity ......................       2,287,423        5,225,166
                                                       ------------     ------------
   Total liabilities and stockholders  equity .....    $  3,498,451     $  6,716,840
                                                       ------------     ------------
                                                       ------------     ------------

    The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Operations
(Unaudited)

                                                          For the
                                                     three months ended
                                               June 30, 1998     June 30, 1997
                                               -------------     -------------
Sales, net .................................    $     12,237     $     20,730
Cost of sales ..............................           2,842            4,074
                                                ------------     ------------
  Gross margin .............................           9,395           16,656
                                                ------------     ------------
Selling, general and administrative expenses       1,241,424          539,186
Amortization of software ...................         165,966          148,144
Depreciation ...............................         104,120           39,949
                                                ------------     ------------
  Total operating expenses .................       1,511,510          727,279
                                                ------------     ------------
Loss from operations .......................      (1,502,115)        (710,623)

Net interest income (expense) ..............         (10,089)         (18,038)
                                                ------------     ------------
  Net loss .................................    $ (1,512,204)    $   (728,661)
                                                ------------     ------------
                                                ------------     ------------

  Net loss per share (basic and diluted) ...    $      (0.12)    $      (0.06)

  Weighted average shares outstanding
   (basic and diluted) .....................      12,904,487       11,725,267



                                                  For the six months ended
                                               June 30, 1998    June 30, 1997
                                               -------------    -------------
Sales, net .................................    $     13,880     $     35,092
Cost of sales ..............................           3,501            9,740
                                                ------------     ------------
  Gross margin .............................          10,379           25,352
                                                ------------     ------------
Selling, general and administrative expenses       2,447,403        1,108,450
Amortization of software ...................         327,205          289,554
Depreciation ...............................         178,580           76,041
                                                ------------     ------------
  Total operating expenses .................       2,953,188        1,474,045
                                                ------------     ------------
Loss from operations .......................      (2,942,809)      (1,448,693)
Net interest income (expense) ..............           5,076          (80,525)
                                                ------------     ------------
  Net loss .................................    $ (2,937,733)    $ (1,529,218)
                                                ------------     ------------
                                                ------------     ------------
  Net loss per share (basic and diluted) ...    $      (0.23)    $      (0.13)

Weighted average shares outstanding
 (basic and diluted) .......................      12,904,487       11,732,752


   The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows
(Unaudited)


                                                                     For the
                                                                  six months ended
                                                          June 30, 1998   June 30, 1997
                                                          -------------   -------------
Cash flows from operating activities:

  Net loss ............................................    $(2,937,733)    $(1,529,218)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation ......................................        178,580          76,041
    Amortization of software ..........................        327,205         289,554
    Effects of changes in operating assets and
     liabilities:
       Accounts receivable ............................        (15,177)         43,435
       Prepaid expenses and deposits ..................         31,500        (166,113)
       Inventory ......................................         (4,821)         68,865
       Other assets ...................................         15,283          (3,481)
       Accounts payable ...............................         51,980        (219,903)
       Accrued expenses ...............................        (62,928)        (29,479)
                                                           -----------     -----------
         Net cash used in operating
          activities ..................................     (2,416,111)     (1,470,299)
                                                           -----------     -----------

Cash flows from investing activities:

  Capital expenditures ................................       (365,126)       (209,314)
  Capitalized software development costs ..............       (146,466)       (287,734)
  Increase in restricted cash .........................       (129,500)           --
  Advance of funds to Scrip Advantage .................        (50,000)           --
                                                           -----------     -----------
    Net cash used in investing
     activities........................................       (691,092)       (497,048)
                                                           -----------     -----------
Cash flows from financing activities:
  Principal payments on notes payable to banks ........       (269,708)         (2,500)
  Repurchase of common stock ..........................           --           (28,000)
                                                           -----------     -----------
    Net cash used in financing
     activities .......................................       (269,708)        (30,500)
                                                           -----------     -----------
Decrease in cash and cash equivalents .................     (3,376,911)     (1,997,847)
Cash and cash equivalents, beginning of period ........      3,759,720       2,390,127
                                                           -----------     -----------
Cash and cash equivalents, end of period ..............    $   382,809     $   392,280
                                                           -----------     -----------
                                                           -----------     -----------

    The accompanying notes are an integral part of the consolidated financial statements.

                   Notes to Consolidated Financial Statements
                                   (Unaudited)


     1.   Unaudited Interim Financial Information

          The accompanying consolidated financial statements are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. The financial information is presented in a condensed format, and it does not include all of the footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. Operating results for the periods ended June 30, 1998 and 1997 are not necessarily indicative of results that may be expected for the entire year. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from such assumptions and estimates. The accompanying financial statements and related footnotes should be read in conjunction with the Company's audited financial statements, included in its Form 1-A (No. 24-3750) and Form 10-SB (File No. 000-24119) filed with the Securities and Exchange Commission.

     2.   The Company

          The accompanying consolidated financial statements include the accounts of The Pathways Group, Inc. ("TPG") and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated. TPG's subsidiaries include Pathways International, Ltd. ("PIL"), SPRINTICKET, Inc. ("ST"), PT Link, Inc. ("PT Link") and The Pathways Group, Inc., a wholly-owned subsidiary incorporated in the State of Hawaii. TPG and its subsidiaries (the "Company") are primarily engaged in providing specialized transaction processing services through the development of proprietary software and hardware systems including credit card and multiple application smart card technologies. The Company derives its revenue principally from transaction processing fees charged to the merchant and the sale of related terminals, hardware systems and smart cards. The Company has invested heavily in designing and developing its proprietary hardware and application software systems and in establishing and expanding its sales and marketing capabilities. The Company plans to continue these efforts in preparation for, and in anticipation of, the growth in smart card-based electronic commerce that the Company anticipates will create a substantial market for its data and transaction processing services.

     3.   Inventories

          Inventories consisted of the following:


                                                  June 30, 1998   December 31, 1997
                                                  -------------   -----------------
     Smart cards and related packaging                $153,267        $149,204
     Smart card terminals and computer hardware         54,303          53,545
                                                      --------        --------
                                                      $207,570        $202,749
                                                      --------        --------
                                                      --------        --------

       4. Capital Stock Transactions/Initial Public Offering

          Purchase of Minority Interest

          In March, 1997, TPG acquired all of the remaining minority interest in its majority-owned subsidiary, ST, through a payment of $75,000. This transaction was accounted for as a purchase in accordance with generally accepted accounting principles. The purchase price of $75,000 was allocated to software and is being amortized in accordance with the Company's amortization policy.

          Reincorporation

          In May, 1997, The Pathways Group, Inc. reincorporated in the State of Delaware. At such time, the number of authorized shares of common stock was reduced to 50,000,000, the par value of common shares was changed to $0.01, and 1,000,000 shares of preferred stock were authorized. All prior periods presented have been adjusted to reflect these changes in the capital stock accounts.

          Agreements with and loan to Scrip Advantage

          In June of 1998, the Company signed a contract with Scrip Advantage of Fresno, California to provide its proprietary Smart Script-TM- electronic scrip and gift certificate product to Scrip Advantage and its members. The agreement with Scrip Advantage calls for the Company to sell terminals to participating merchants and smart cards to non-profit organizations and their members. In addition, the Company will receive a fee for each smart card, debit or credit card transaction processed. The agreement is for a term of three years with annual renewals and includes early termination provisions for both parties under certain conditions, including the failure of Pathways to provide Scrip Advantage with competitive pricing.

          In connection with the agreement with Scrip Advantage, the Company has advanced $50,000 to Scrip Advantage in exchange for a demand promissory note. The note is convertible into equity of Scrip Advantage at the Company's sole option. In addition, Scrip Advantage has agreed to elect a Company designee to its Board of Directors. Initially, Carey F. Daly II, the President and Chief Executive Officer of the Company, will be elected to such Board.

          Initial Public Offering

          In July 1997, the Company received net proceeds of $4,857,958 from the sale of 833,333 shares of common stock. These shares were sold pursuant to Regulation A under the Securities Exchange Act of 1933. The Company's common stock is traded in the over-the-counter market (Bulletin Board) under the trading symbol PTHW.


     5.   Supplemental Disclosures of Cash Flow Information


                                                   For the              For the
                                              six months ending    six months ending
                                                June 30, 1998        June 30, 1997
                                              -----------------    -----------------

     Cash paid for interest                        $48,952             $143,810
     Non-cash transactions:
     Notes payable converted to common stock          --               $  3,000



          In April 1997, the Company changed suppliers of its smart card terminals and readers. In connection with this supplier change, the Company returned $122,370 of smart card terminals previously recorded as inventory and accounts payable to its former supplier. In 1998, the Company recorded as other assets $118,088 for deposits on property and equipment placed in service in 1998.

     6.   Subsequent Events

          The Company commenced a private offering of its Common Stock on July 23, 1998. The offering was completed on August 21, 1998. The Company sold 654,508 shares at $13.75 per share to six accredited investors. The estimated net proceeds from the above stock sales and subscriptions are approximately $8,411,493. The Company engaged Allen & Company Incorporated to act as placement agent for the offering. Each placement agent who placed shares received a placement fee of 5% of the purchase price per share. Pro forma working capital and cash and cash equivalents at June 30, 1998, after giving effect to the receipt of the net proceeds from the offering, is $8,162,765 and $8,794,302.

          In 1997, the Company entered into a master lease agreement with a bank which provided up to $400,000 of credit to the Company for the lease of certain computer and office equipment and furniture for a period of three years and contains an option to acquire the equipment at the end of the lease term. This lease has been accounted for as an operating lease. The lease provisions require the Company to maintain $200,000 in a certificate of deposit at the bank as collateral for the lease and to deposit additional funds if the Company's available cash and cash equivalents are not maintained above $850,000. In June 1998, the Company determined that it was in breach of one of the financial covenants contained in its $400,000 lease financing arrangements. The Company received a waiver from the bank in August 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations on behalf of the Company not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or the solicitation of an offer to buy, any securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                              --------------------
                                TABLE OF CONTENTS
                              --------------------

                                                                            Page
AVAILABLE INFORMATION ....................................................   iii
SUMMARY INFORMATION ......................................................     1
RISK FACTORS .............................................................     1
USE OF PROCEEDS ..........................................................     7
CAPITALIZATION ...........................................................     8
SELECTED CONSOLIDATED FINANCIAL INFORMATION ..............................     8
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION ................     9
BUSINESS .................................................................    15
MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY .............    26
MANAGEMENT ...............................................................    27
EXECUTIVE COMPENSATION ...................................................    28
SUMMARY COMPENSATION TABLE ...............................................    29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...........    30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................    32
DESCRIPTION OF SECURITIES ................................................    32
THE SELLING STOCKHOLDERS .................................................    33
PLAN OF DISTRIBUTION .....................................................    33
INDEMNIFICATION ..........................................................    34
LEGAL OPINIONS ...........................................................    35
EXPERTS ..................................................................    35
INDEX TO FINANCIAL STATEMENTS ............................................   F-1



                                 654,508 Shares

                                       of

                                  Common Stock



                            The Pathways Group, Inc.

                                  Common Stock



                       ----------------------------------
                                   Prospectus
                       ----------------------------------




                               September __, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II


Item 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

                  The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to its By-Laws.

                  INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE COMPANY OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE COMPANY IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE COMPANY WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

                  The Company carries directors' and officers' liability insurance covering losses up to $3,000,000 (subject to certain deductible amounts).

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  Registration Fees                    $2,703
                  Taxes
                  Transfer Agent Fees
                  Blue Sky Filing Fees
                  Printing and Mailing
                  Professional Fees
                                                       ----------
                                                       $
                                                       ----------
                                                       ----------


Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

                  The Company offered its common stock to the public in July 1997 pursuant to Regulation A of the Securities Act of 1993, as amended ("Securities Act"). The Company sold 833,333 shares of Common Stock for a purchase price of $6.00 per share. The offering commenced on July 15, 1997, and terminated on July 21, 1997. All shares offered were sold, providing $5,000,000 in gross proceeds to the Company.

                  In June 1996, the Company sold 4,368,885 shares of Common Stock to Allen & Company Incorporated for $3,250,000 and 10,000 shares of Common Stock to Charles Reeves for $10,000. Mr. Reeves was a sophisticated investor. In December 1996, the Company, as consideration for an investment of $2,000,000, issued to Somers Nominees (Far East) Ltd. and FX Holdings, Limited, both accredited investors that are non-U.S.

persons as defined under Regulation S, 783,734 shares of its Common Stock and issued a warrant to Roderick Thompson, also a non-U.S. person under Regulation S, to purchase 335,886 shares of the Company's Common Stock for an aggregate exercise price of $1,000,000. In June 1996, the Company issued to Allen & Company Incorporated, in consideration of services provided, 300,000 shares of the Company's Common Stock. In July 1996, Allen & Company Incorporated exercised 440,000 Common Stock warrants originally issued in consideration of services provided. The Company issued, in September 1996, 225,000 shares of its Common Stock to acquire substantially all of the remaining minority interest in a majority-owned subsidiary.

                  In the third and fourth quarters of 1996, the Company restructured its debt and converted $1,470,331 of interest-bearing debt to 1,470,331 shares of Common Stock, and issued 1,161,762 shares to Mr. Daly and others to satisfy accrued wages and other expenses. The debt that was converted into the Company's equity was owed to Carey F. Daly, II, Herman Sarkowski, an accredited investor, and the following persons, who are at a minimum sophisticated investors: Loren Johnson; Thomas Keys; The Diocese of Santa Rosa, California; Donald Duskin; Murry Fleming; Edward Gustamante; Patrick Haney, M.D.; Margaret M. Bernard-Howe; Van and Janice Nowlin; Harold Stewart, M.D.; Bruce Switzer; Monroe Whitman; Blair Bush; and Daniel Webster. The shares issued in lieu of accrued wages and other expenses, in addition to Mr. Daly, were issued to Edward L. Mueller, Richard Burkhart, Herman Sarkowski and Robert Haller, all of whom are accredited investors, and the following persons, who are at a minimum sophisticated investors: Loren Johnson, Blair Bush, Edward Gustamante and Daniel Webster. All persons who are listed as sophisticated investors had access to company information through Mr. Daly, either directly or through another sophisticated investor. In addition, Mr. Gustamante's son is an investment advisor, and Mr. Bush was a former Vice President of the Company at the time of conversion.

                  In April and September 1996, the Company issued 542,292 shares of Common Stock to Carey F. Daly, II, the President and Chief Executive Officer and a Director of the Company, in consideration of Mr. Daly's personally guaranteeing the debt of the Company. Based on the best information available to the Company, all of the foregoing transactions were effected in compliance with
Section 4(2) of the Securities Act and the rules and regulations thereunder.

                  The Company commenced a private offering of its Common Stock on July 23, 1998 and terminated the offering on August 21, 1998. The offering was conducted pursuant to Rule 506 of Regulation D under the Securities Act. The Company sold an aggregate of 654,508 shares at $13.75 per share to six accredited investors. The Company engaged Allen & Company Incorporated to act as placement agent for the offering; each placement agent that placed shares received a placement fee of 5% of the purchase price per share.

Item 27.  EXHIBITS

(a) The following Exhibits are filed as part of this Registration Statement:

3.1*      Certificate of Incorporation of the Company

3.2*      Amended and Restated By-Laws of the Company

4.1 Form of Subscription Agreement for the shares of Common Stock being registered by the Registration Statement

5.1       Opinion of Christy & Viener

10.1* Joint Marketing and Servicing Agreement, dated as of February 19, 1998, between First Hawaiian Bank and The Pathways Group, Inc.

10.2* Development Agreement, dated as of June 5, 1995, between Stephen A. Gregg and The Pathways Group, Inc.

10.3* Authorization and Loan Agreement (Guaranty Loans), dated February 13, 1992, among Towne Bank of Woodinville, U.S. Small Business Administration and Pathways International Ltd.

10.4* Restructure and Extension Agreement, dated as of July 1, 1996, between SeaFirst Bank and The Pathways Group, Inc. and Pathways International Ltd.

10.5* Restructure and Extension Agreement, dated as of July 1, 1997, between SeaFirst Bank and PT Link Corporation and The Pathways Group, Inc.

10.6** Schlumberger Associate Program Agreement, dated June 16, 1997, between Schlumberger Technologies, Inc. and The Pathways Group, Inc., together with Addendum No. 1 thereto

10.7** Corporate Officer Employment Agreement, dated as of November 1, 1996, between The Pathways Group, Inc. and Carey F. Daly, II

10.8** Corporate Officer Employment Agreement, dated as of November 1, 1996, between The Pathways Group, Inc. and Mark Schuur

10.9** Executive Employment Agreement, dated as of November 16, 1997, between The Pathways Group, Inc. and Joseph Schuler

10.10** Letter of Intent, dated December 12, 1997, from The Pathways Group, Inc. and The Department of Education, State of Hawaii

10.11** Equipment Lease Agreement, dated August 25, 1997, between Union Bank of California, N.A., and The Pathways Group, Inc., together with Addendums A and B dated September 16, 1997, Conditional Sales Lease dated September 8, 1997 and Covenant Agreement, dated February 25, 1998

10.12** Master Project Agreement, dated June 19, 1998, between Scrip Advantage, Inc. and The Pathways Group, Inc., together with a Promissory Note, dated June 19, 1998, given by Scrip Advantage, Inc. to The Pathways Group, Inc.

10.13 Covenant Agreement, dated August 13, 1998, between Union Bank of California and The Pathways Group, Inc.

10.14 Placement Agency Agreement, dated July 22, 1998 between The Pathways Group, Inc. and Allen & Company Incorporated

10.15     Amended and Restated Stock Incentive Plan

21        Subsidiaries of Registrant

23.1      Consent of Independent Accountants

23.2      Consent of Independent Counsel (included in opinion filed as Exhibit
          5.1)

* Incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form 10SB under the Securities Exchange Act of 1934, as amended, filed with the Securities and Exchange Commission on April 29, 1998.

** Incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form 10SB/A-1 under the Securities Exchange Act of 1934, as amended, filed with the Securities and Exchange Commission on August 7, 1998.

(b)  Reports on Form 8-K

         None.

                                  UNDERTAKINGS

                  The undersigned registrant will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Reflect any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Include in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material on the plan of distribution.


                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly, authorized, in the City of Woodinville, State of Washington, on September 24, 1998.

                                     THE PATHWAYS GROUP, INC.



September 24, 1998                         By: /s/ CAREY F. DALY, II
                                              ----------------------------------
                                           Carey F. Daly, II
                                           President and Chief Executive Officer
                                           (principal executive officer)



                  In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


         Signature                    Title                              Date
         ---------                    -----                              ----

/s/ CAREY F. DALY, II             Director, President, Chief             September 24, 1998
-----------------------------     Executive Officer and
    Carey F. Daly, II             Chairman of the Board
                                  (principal executive officer)


/s/ MARK T. SCHUUR                Director, Senior Vice President        September 24, 1998
-----------------------------     and Chief Financial Officer
    Mark T. Schuur


/s/ GLENN OKUN                    Director                               September 24, 1998
-----------------------------
    Glenn Okun


/s/ MONTE P. STROHL               Director                               September 24, 1998
-----------------------------
    Monte P. Strohl


/s/ LINDA WING                    Director                               September 24, 1998
-----------------------------
    Linda Wing

                               CONSENT OF COUNSEL


  The consent of Christy & Viener is contained in their opinion filed herewith.

(a) The following Exhibits are filed as part of this Registration Statement:


3.1*     Certificate of Incorporation of the Company

3.2*     Amended and Restated By-Laws of the Company

4.1 Form of Subscription Agreement for the shares of Common Stock being registered by the Registration Statement, of which this Prospectus is a part

5.1      Opinion of Christy & Viener

10.1* Joint Marketing and Servicing Agreement, dated as of February 19, 1998, between First Hawaiian Bank and The Pathways Group, Inc.

10.2* Development Agreement, dated as of June 5, 1995, between Stephen A. Gregg and The Pathways Group, Inc.

10.3*    Authorization and Loan Agreement (Guaranty Loans), dated February 13,
         1992, among Towne Bank of Woodinville, U.S. Small Business Administration and Pathways International Ltd.

10.4*    Restructure and Extension Agreement, dated as of July 1, 1996, between
         SeaFirst Bank and The Pathways Group, Inc. and Pathways International Ltd.

10.5*    Restructure and Extension Agreement, dated as of July 1, 1997, between
         SeaFirst Bank and PT Link Corporation and The Pathways Group, Inc.

10.6**   Schlumberger Associate Program Agreement, dated June 16, 1997, between
         Schlumberger Technologies, Inc. and The Pathways Group, Inc., together with
         Addendum No. 1 thereto

10.7** Corporate Officer Employment Agreement, dated as of November 1, 1996, between The Pathways Group, Inc. and Carey F. Daly, II

10.8** Corporate Officer Employment Agreement, dated as of November 1, 1996, between The Pathways Group, Inc. and Mark Schuur

10.9**   Executive Employment Agreement, dated as of November 16, 1997, between
         The Pathways Group, Inc. and Joseph Schuler

10.10**  Letter of Intent, dated December 12, 1997, from The Pathways Group, Inc.
         and The Department of Education, State of Hawaii

10.11**  Equipment Lease Agreement, dated August 25, 1997, between Union Bank of
         California, N.A., and The Pathways Group, Inc., together with Addendums A and B dated September 16, 1997, Conditional Sales Lease dated September 8,
         1997 and Covenant Agreement, dated February 25, 1998

10.12**  Master Project Agreement, dated June 19, 1998, between Scrip Advantage,
         Inc. and The Pathways Group, Inc., together with a Promissory Note, dated
         June 19, 1998, given by Scrip Advantage, Inc. to The Pathways Group, Inc.

10.13    Covenant Agreement, dated August 13, 1998, between Union Bank of
         California and The Pathways Group, Inc.

10.14    Placement Agency Agreement, dated July 22, 1998 between The Pathways
         Group, Inc. and Allen & Company Incorporated

10.15    Amended and Restated Stock Incentive Plan

21       Subsidiaries of Registrant

23.1     Consent of Independent Accountants


23.2     Consent of Independent Counsel (included in opinion filed as Exhibit 5.1)


* Incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form 10SB under the Securities Exchange Act of 1934, as amended, filed with the Securities and Exchange Commission on April 29, 1998.

** Incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form 10SB/A-1 under the Securities Exchange
      Act of 1934, as amended, filed with the Securities and Exchange
      Commission on August 7, 1998.